                                  EXHIBIT 2.1

                                MERGER AGREEMENT
                                    between
                                    1ST*BANK
                                      and
                     BANK ONE, TEXAS, NATIONAL ASSOCIATION,
                                and joined in by
                              BANC ONE CORPORATION
                                      and
                           BANC ONE TEXAS CORPORATION

                               TABLE OF CONTENTS
                               -----------------


                                                                         Page
                                                                         ----
 1.  Acquisition and National Bank Merger  . . . . . . . . . . . . . .     3
 2.  Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
 3.  Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
 4.  Effective Time of Merger; Articles of Association . . . . . . . .     3
 5.  Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . .     4
 6.  Liabilities upon Merger . . . . . . . . . . . . . . . . . . . . .     4
 7.  Conversion of Shares  . . . . . . . . . . . . . . . . . . . . . .     4
 8.  Board of Directors; Employees . . . . . . . . . . . . . . . . . .     9
 9.  Employee Benefits . . . . . . . . .   . . . . . . . . . . . . . .     9
10.  Undertakings of the Parties . . . . . . . . . . . . . . . . . . .    10
11.  Dissenting Shareholders . . . . . . . . . . . . . . . . . . . . .    16
12.  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
13.  Representations and Warranties of BANC ONE  . . . . . . . . . . .    18
14.  Representations and Warranties of BANC ONE TEXAS. . . . . . . . .    28
15.  Representations and Warranties of BOTNA . . . . . . . . . . . . .    30
16.  Representations and Warranties of 1ST*BANK. . . . . . . . . . . .    32
17.  Action by 1ST*BANK Pending Effective Date . . . . . . . . . . . .    43
18.  Action by BANC ONE Pending Effective Time . . . . . . . . . . . .    47
19.  Conditions to Obligations of BANC ONE, BANC ONE TEXAS & BOTNA . .    48
20.  Conditions to Obligations of 1ST*BANK . . . . . . . . . . . . . .    51
21.  Conditions to Obligations of All Parties  . . . . . . . . . . . .    54
22.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .    55
23.  Non-Survival of Representations and Warranties  . . . . . . . . .    58
24.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .    58
25.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .    58
26.  Satisfaction of Conditions; Termination . . . . . . . . . . . . .    58
27.  Waivers; Amendments . . . . . . . . . . . . . . . . . . . . . . .    60
28.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . .    61
29.  Captions; Counterparts  . . . . . . . . . . . . . . . . . . . . .    61
30.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    61

     Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . .    63

     Exhibit A - Articles of Association of BOTNA
     Exhibit B - Form of Undertaking by Affiliates
     Exhibit C - Escrow Agreement
     Exhibit D - Opinion of Counsel for 1ST*BANK
     Exhibit E - Opinion of Counsel for BANC ONE





REG9929/2

                                MERGER AGREEMENT
                                ----------------

MERGER AGREEMENT dated August 10, 1994, between 1st*Bank (hereinafter called "1ST*BANK") and Bank One, Texas, National Association (hereinafter called "BOTNA") and joined in by BANC ONE CORPORATION (hereinafter called "BANC ONE") and Banc One Texas Corporation (hereinafter called "BANC ONE TEXAS").

                                  WITNESSETH:

1ST*BANK is a banking association duly organized under the laws of the State of Texas which has its principal office in Coppell, Dallas County, Texas. As of March 31, 1994, 1ST*BANK had 1,304,167 shares of authorized capital stock consisting solely of common stock with par value of $2 per share ("1ST*BANK Common"), all of which are issued and outstanding and none of which were shares of treasury stock. As of March 31, 1994 1ST*BANK had capital of $2,608,334, surplus of $3,654,166, undivided profits, including capital reserves and net unrealized gains (losses) on investment securities classified as held for sale of $1,227,207, and total resources of $7,489,707.

BOTNA is a national banking association duly organized under the laws of the United States which has its principal office in Dallas, Dallas County, Texas. As of March 31, 1994, BOTNA had 12,000,000 shares of authorized capital stock consisting solely of common stock with par value of $35 per share ("BOTNA Common"), 6,400,000 of which were issued and outstanding and none of which were shares of treasury stock. As of March 31, 1994 BOTNA had capital of $224,000,000, surplus of $778,762,000, undivided profits, including capital reserves and net unrealized gains (losses) on investment securities classified as held for stock of $429,213,000, and total resources of $1,431,975,000.

BANC ONE is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio. As of March 31, 1994 BANC ONE had capital stock of $2,150,726,106, divided into 600,000,000 shares of common stock, without par value ("BANC ONE Common"), 381,585,796 of which shares of BANC ONE Common were issued and 250,000 of which were shares of treasury stock owned by BANC ONE, and 35,000,000 shares of preferred stock without par value, of which 4,998,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred Stock. As of March 31, 1994, BANC ONE had surplus of $3,762,152,819 undivided profits, including capital reserves and net unrealized gains (losses) on investment securities classified as held for sale of $1,287,379,686, and total consolidated assets of $83,426,669,758.

BANC ONE TEXAS is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 100 East Broad Street, Columbus, Franklin County, Ohio. BANC ONE TEXAS is a wholly-owned subsidiary of BANC ONE and holds all the issued and outstanding shares of BOTNA.

A majority of the entire Board of Directors of 1ST*BANK and a majority of the entire Board of Directors of BOTNA, respectively, have approved the entering into of this Merger Agreement and have authorized its execution. A majority of the entire Board of Directors of each of BANC ONE and BANC ONE TEXAS have approved this Merger Agreement, undertaken that BANC ONE and BANC ONE TEXAS shall join in and for valuable consideration be bound by it, and authorized the agreements and undertakings hereinafter made by BANC ONE and BANC ONE TEXAS. From and after the time the merger of 1ST*BANK into BOTNA, as hereinafter described, shall become effective, as set forth in Section 4 of this Merger Agreement, and as and when required by the provisions of this Merger Agreement, BANC ONE will issue the shares of BANC ONE Common which the shareholders of 1ST*BANK shall be entitled to receive in accordance with the provisions hereinafter provided, it being understood by each of the parties hereto that BANC ONE seeks indirectly to acquire all of the assets and liabilities of 1ST*BANK through the acquisition of such assets and liabilities by BANC ONE TEXAS pursuant to which BANC ONE TEXAS will direct the transfer of such assets and liabilities to BOTNA by means of the merger of 1ST*BANK into BOTNA, that 1ST*BANK, BOTNA, BANC ONE TEXAS and BANC ONE, as appropriate, will apply to the Office of the Comptroller of the Currency (the "Comptroller") and, if applicable, the Texas Department of Banking ("Texas Commissioner") for prior approval of the transaction herein contemplated and that BANC ONE will exert its best efforts to obtain such regulatory approvals and to complete such other actions as are necessary or appropriate to effect the merger of 1ST*BANK with and into BOTNA. Except as may be required upon application of

Sections 7(e) and/or 7(f) of this Merger Agreement, BANC ONE will issue not more than 425,000 shares of BANC ONE Common in connection with the transactions contemplated by this Merger Agreement.

In consideration of the premises, 1ST*BANK, BOTNA, BANC ONE TEXAS and BANC ONE hereby make this Merger Agreement and prescribe the terms and conditions of the merger of 1ST*BANK with and into BOTNA and the mode of carrying the acquisition into effect as follows:

 1. ACQUISITION AND NATIONAL BANK MERGER. BANC ONE TEXAS shall acquire all of the assets and assume all of the liabilities of 1ST*BANK; provided, however, BANC ONE TEXAS shall direct that all of such assets and liabilities shall be transferred to BOTNA by means of the merger of 1ST*BANK into BOTNA (the "Merger"). Subject to the terms and conditions hereinafter set forth, 1ST*BANK shall be merged with and into BOTNA under the Charter of BOTNA pursuant to the provisions of and with the effect provided in Section2(a) of Act of November 7, 1918, as amended (12 U.S.C. Section215a). All of the shares of BOTNA shall be owned by BANC ONE TEXAS, and indirectly by BANC ONE, prior to and at the time of the Merger.

 2. NAME. The name of the receiving association (hereinafter called the "Receiving Association" whenever reference is made to it as of the time the Merger shall become effective or thereafter) shall be "Bank One, Texas, National Association."

 3. BUSINESS. The business of the Receiving Association shall be that of a national banking association. This business shall be conducted by the Receiving Association at its main office which shall be located at 1717 Main Street, Dallas, Texas and at its legally established branches.

 4. EFFECTIVE TIME OF MERGER: ARTICLES OF ASSOCIATION. As used in this Agreement, the "Effective Time" shall be and mean the effective date of the Merger provided for in this Merger Agreement as specified by the Comptroller upon the request of BOTNA in accordance with Section 10(c) of this Merger Agreement. From and after the Effective Time, the Bylaws of BOTNA immediately prior to the Effective Time shall be the Bylaws of the

    Receiving Association and the Articles of Association of the Receiving Association shall read in their entirety as set forth in Exhibit A annexed hereto and incorporated herein by reference.

 5. EFFECT OF MERGER. Upon the Merger becoming effective, the separate corporate existence of 1ST*BANK and of BOTNA, respectively, shall, as provided by the aforementioned 12 U.S.C. Section 215a, be merged into and continued in the Receiving Association which shall be deemed to be the same banking association as 1ST*BANK and BOTNA. All rights, franchises and interests of 1ST*BANK and BOTNA, respectively, in and to every type of property, real, personal and mixed, and choses in action, shall be transferred to and vested in the Receiving Association by virtue of such Merger without any deed or other transfer in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by 1ST*BANK and BOTNA, respectively, at the Effective Time, as provided in said 12 U.S.C. Section 215a.

 6. LIABILITIES UPON MERGER. The Receiving Association shall be responsible for all of the liabilities of every kind and description of 1ST*BANK and BOTNA existing as of the Effective Time.

 7. CONVERSION OF SHARES.

    (a) For purposes of this Merger Agreement, the following terms shall have the following meanings:

         "1ST*BANK Conversion Shares" shall mean those shares of 1ST*BANK Common that are issued and outstanding immediately prior to the Effective Time (except for shares of 1ST*BANK Common, if any, carried by 1ST*BANK as treasury shares and shares of 1ST*BANK Common subject to the rights, if any, of a dissenting shareholder); provided, however, that the total number of 1ST*BANK Conversion Shares shall not exceed 1,470,833 shares which shares include all shares of 1ST*BANK Common that may be issued and outstanding if and assuming that, as of not later than immediately prior to the Effective Time, all of 1ST*BANK's Mandatory Convertible Subordinated Debentures issued on or about March 31, 1988 ("1ST*BANK Debentures") have been converted into not more than 166,666 shares of 1ST*BANK Common.

         "Valuation Period" shall mean the ten consecutive days on which shares of BANC ONE Common are traded on the New York Stock Exchange (the "NYSE") ending on the sixth NYSE trading day immediately prior to the Effective Time.

         "BANC ONE Average Price" shall mean the average of the closing trade prices of BANC ONE Common on the NYSE during the Valuation Period as reported in THE WALL STREET JOURNAL for NYSE Composite Transactions.

    (b)  At the Effective Time

         (i) The holders of record of 1ST*BANK Conversion Shares shall be allocated and entitled to receive (upon surrender of certificates representing said shares for cancellation or, as set forth in the last paragraph of Section 7(d), such evidence and, in appropriate cases, indemnity, reasonably acceptable to BANC ONE, supporting ownership of 1ST*BANK Conversion Shares by the purported owners thereof) and each 1ST*BANK Conversion Share shall be converted into shares of BANC ONE Common at the Exchange Rate. The Exchange Rate shall be as follows:

               (A) If the BANC ONE Average Price is $36.30 or more, each 1ST*BANK Conversion Share shall be exchanged for 0.2627 share of BANC ONE Common.

               (B) If the BANC ONE Average Price is $33.00 or less, each 1ST*BANK Conversion Share shall be exchanged for 0.2890 share of BANC ONE Common.

               (C) If the BANC ONE Average Price is less than $36.30 and more than $33.00, each 1ST*BANK Conversion Share shall be exchanged for that number of shares of BANC ONE Common, carried to four decimal places, which when multiplied by the BANC ONE Average Price, will equal $9.5354.

               In no event shall all the 1ST*BANK Conversion Shares be converted into more than 425,000 shares of BANC ONE Common. In no event shall the Exchange Rate be less than 0.2627 or more than 0.2890 share of BANC ONE Common; provided, however, that the Exchange Rate will be subject to the anti-dilution provisions of Sections 7(e) and 7(f) of this Merger Agreement and (ii) provisions of Section 7(c) with respect to fractional shares.

         (ii) The 6,400,000 shares of BOTNA Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of common stock $35 par value of the Receiving Association, all of which shall be owned of record by BANC ONE TEXAS.

         (iii) All shares of 1ST*BANK Common held by 1ST*BANK as treasury stock immediately prior to the Effective Time, if any, shall be cancelled and shall not represent capital stock of the Receiving Association and shall not be exchanged for shares of BANC ONE Common.

    (c) No certificate for fractional shares of BANC ONE Common will be issued by BANC ONE in connection with the exchange contemplated by the Merger, but in lieu thereof, any holder of 1ST*BANK Conversion Shares shall, upon surrender of the certificate or certificates representing such 1ST*BANK Conversion Share(s), be paid cash, without interest, by BANC ONE for such fractional shares on the basis of the BANC ONE Average Price.

    (d) At or after the Effective Time, holders of certificates formerly representing 1ST*BANK Conversion Shares will tender such certificates to BANC ONE in accordance with forms and procedures distributed to such holders by BANC ONE or Bank One, Indianapolis, N.A., as Exchange Agent for BANC ONE,and subject to the provisions set forth above relating to fractional shares, BANC ONE or said Exchange Agent will distribute to the holders of certificates formerly representing

         1ST*BANK Conversion Shares in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing 1ST*BANK Conversion Shares the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. Each certificate formerly representing 1ST*BANK Conversion Shares (which will not include certificates representing treasury shares or shares of 1ST*BANK subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common and cash for fractional shares into which such shares have been converted, except, however, and notwithstanding the foregoing, that, until such surrender of the certificate or certificates formerly representing 1ST*BANK Conversion Shares, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time, the holders of certificates formerly representing 1ST*BANK Conversion Shares shall cease to have rights with respect to such shares (except such rights, if any, as they may have as dissenting shareholders), and except as aforesaid, their sole rights shall be to exchange said certificates for shares of BANC ONE Common and cash for fractional shares in accordance with this Merger Agreement. After the Effective Time, each former shareholder of 1ST*BANK Conversion Shares shall be a shareholder of record of the shares of BANC ONE Common into which his 1ST*BANK Conversion Shares have been converted and shall have rights and privileges associated therewith until such shares are sold, exchanged or otherwise alienated.

         Certificates representing 1ST*BANK Conversion Shares surrendered for cancellation by each shareholder entitled to exchange 1ST*BANK Conversion Shares for shares of BANC ONE Common by reason of the Merger shall be appropriately endorsed or accompanied by such appropriate instruments of transfer as BANC ONE may reasonably require and which BANC ONE or the Exchange Agent shall have distributed to the holders of the 1ST*BANK Conversion Shares; provided, however, that if there be delivered to BANC ONE by any person who is unable to produce any such certificate formerly representing 1ST*BANK Conversion Shares for transfer (i) evidence to the reasonable satisfaction of BANC ONE that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such security or indemnity as reasonably may be requested by BANC ONE to save it harmless, and (iii) evidence to the reasonable satisfaction of BANC ONE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of BANC ONE Common pursuant to this Merger Agreement, then BANC ONE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of BANC ONE Common and, if applicable, cash for fractional share interests, which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing 1ST*BANK Conversion Shares.

    (e) If prior to the Effective Time BANC ONE shall declare a stock dividend or subdivide, split up, reclassify or combine its shares of common stock or declare a dividend or make a distribution on its common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the Exchange Rate and other factors used to determine or limit the Exchange Rate.

    (f) If prior to the Effective Time BANC ONE shall declare a stock dividend or subdivide, split up, reclassify or combine its shares of common stock or declare a dividend or make a distribution on its common stock in any security convertible into its common stock, and the "Ex-Dividend Date" (as herein defined) established for the shares being so divided or otherwise diluted (if an "Ex-Dividend Date" is not established by the NYSE) or the Record Date, whichever is applicable, is subsequent to the Valuation Period appropriate adjustment or adjustments will be made in the Exchange Rate and other factors used to determine or limit the Exchange Rate. The "Ex-Dividend Date" is that date established by the NYSE for such distribution. The Record Date is that date established by resolution of the Board of Directors of the distributing party as the time as of which record ownership of the distributing securities will entitle the record owner(s) to such distribution.

 8. BOARD OF DIRECTORS; EMPLOYEES. Each of those persons who currently serves on the present Board of Directors of BOTNA and shall be so serving at the Effective Time, shall serve on the Board of Directors of the Receiving Association until its next annual or special meeting or until such time as his successor has been elected and has qualified or until his earlier resignation, removal from office or death.

    The officers and employees of the Receiving Association immediately following the Effective Time shall include, among others, the officers and employees of 1ST*BANK and BOTNA immediately prior to the Effective Time. Such officers shall, whenever possible, serve the Receiving Association with the same title and perform the same duties and functions as they did with 1ST*BANK or BOTNA; provided, however, that the titles, duties and functions of persons who were officers and employees of 1ST*BANK immediately prior to the Effective Time shall be modified, as necessary, to avoid duplication of officer titles, duties and functions within the Receiving Association after the Effective Time.

 9. EMPLOYEE BENEFITS. Following the Effective Time, the employee benefit programs to be available and applicable to the officers and employees of 1ST*BANK shall be as described in and governed by a Letter Agreement dated July 27, 1994 between 1ST*BANK and BANC ONE (the "Benefits Agreement").

10. UNDERTAKINGS OF THE PARTIES. 1ST*BANK, BOTNA, BANC ONE TEXAS and BANC ONE further agree as follows:

    (a) This Merger Agreement shall be submitted to the shareholders of 1ST*BANK and BOTNA for ratification and confirmation at meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Association and By-Laws of 1ST*BANK and BOTNA. 1ST*BANK's shareholders' meeting will be scheduled to be held at a time mutually acceptable to 1ST*BANK and BANC ONE approximately 30 days following the mailing by 1ST*BANK of its proxy statement to its shareholders, which mailing will promptly follow the effective date of the registration statement to be filed by BANC ONE with the Securities and Exchange Commission (the "SEC") as provided in Section 10(d). 1ST*BANK and BANC ONE will use their reasonable best efforts to cooperate with each other in order to facilitate the preparation, filing and effectiveness of the registration statement and the proxy statement under Federal and State securities laws to be used with respect to such shareholders' meeting and the exchange of shares as contemplated by this Merger Agreement.

    (b) BANC ONE, 1ST*BANK and BOTNA will use their reasonable best efforts to cooperate in the preparation by BANC ONE of the merger application to the Comptroller under the provisions of Section18(c) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1828(c)), and the provisions of 12 U.S.C. 215a, and, to the extent required, the application to the Texas Commissioner for the prior approval of the proposed acquisition of 1ST*BANK by BANC ONE and BANC ONE TEXAS and of the Merger, and, to the extent required, the application to the Federal Reserve System (the "Board") under appropriate provisions of
         Section 3 of the Bank Holding Company Act of 1956, as amended. 1ST*BANK will furnish BANC ONE such information, appropriate representations and documents as may reasonably be requested in connection therewith and will use its reasonable best efforts to cooperate with BANC ONE in the procurement of requisite corporate and regulatory approvals to effect the Merger. BANC ONE will provide 1ST*BANK and its counsel with reasonable opportunity to comment on the applications which it proposes to file in connection with such regulatory approvals and will incorporate such comments and revisions as are reasonably deemed required by 1ST*BANK and its counsel before making such filings. BANC ONE, BOTNA and 1ST*BANK will use their reasonable best efforts to cause such applications to be filed with and approved by the Comptroller and, to the extent necessary, by the Texas Commissioner and/or the Board and to obtain such other regulatory consents and approvals as may be necessary to facilitate the merger of 1ST*BANK with and into BOTNA, in each case as soon as reasonably possible. BANC ONE will promptly provide 1ST*BANK with copies of all such applications, consents and approvals together with correspondence to or from the Comptroller and, as applicable, the Texas Commissioner and/or the Board related thereto.

    (c) After receipt of required regulatory approvals, including, but not limited to the approval of the Merger by the Comptroller, and after the approval of the Merger by the shareholders of 1ST*BANK, BOTNA, at the direction of BANC ONE and following consultation with 1ST*BANK, shall designate in writing to the Comptroller the proposed Effective Time, and the Effective Time shall be as specified by the Comptroller in accordance with such request, subject to Section 26 of this Merger Agreement. In no event will the date designated by BOTNA as the Effective Time be sooner than the day following the day on which all approvals of the shareholders of 1ST*BANK, the Comptroller and, if required, the Texas Commissioner and/or the Board have been received and any required waiting periods with respect thereto have expired, nor will the date designated by BOTNA as the Effective Time be later than 31 days following the date at which all such approvals have been received and any required waiting periods with respect thereto have expired.

    (d) BANC ONE will prepare and file with the SEC and use its reasonable best efforts to cause to become effective, a registration statement, including the related prospectus and proxy statement referred to in

         Section 10(a), above ("Proxy Statement"), and any required amendments thereto or supplements to any prospectus contained therein, relating to the exchange of BANC ONE shares in the Merger contemplated by this Merger Agreement. BANC ONE will prepare and file with the NYSE and use its reasonable best efforts to cause to be accepted an application to list on the NYSE for trading, upon notice of issuance, the shares of BANC ONE Common to be issued in exchange for 1ST*BANK Conversion Shares at the Effective Time. BANC ONE will provide 1ST*BANK and its counsel a reasonable opportunity to comment on such proposed filings and will incorporate such comments and revisions as are reasonably deemed required by 1ST*BANK and its counsel before making any such filing. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). BANC ONE shall use its best efforts to have the shares of BANC ONE Common qualified or exempted from qualification under all applicable state securities laws as soon as possible. In the event that a stop order has been issued, or threatened, by the SEC, that suspends or would suspend the effectiveness of the registration statement, BANC ONE shall use its best efforts to promptly remove, or cause not to be issued, any such stop order. The shares of BANC ONE Common to be issued in exchange for the 1ST*BANK Conversion Shares shall have been qualified or exempted from qualification under all applicable state securities laws prior to the Effective Time.

    (e) Except as herein otherwise provided, BANC ONE and/or BANC ONE TEXAS will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by BANC ONE and/or BANC ONE TEXAS shall include (i) all legal and other expenses and taxes incurred by BANC ONE incident to the consummation of the Merger contemplated by this Merger Agreement; (ii) all legal and other expenses incurred by BANC ONE incident to the preparation and filing of acquisition, and merger applications and other requests for regulatory consents and approvals with the appropriate bank regulatory agencies as set forth in or contemplated by this Merger

         Agreement; and, (iii) all legal and other expenses, if any, incurred in connection with the registration of the common stock of BANC ONE under the Federal and state securities laws. The expenses to be assumed and paid by BANC ONE and/or BANC ONE TEXAS shall not include any legal or other expenses incurred by 1ST*BANK in the examination and review of documents for its own benefit or in connection with its own corporate proceedings. BANC ONE will pay the expenses of reproducing the Proxy Statement. 1ST*BANK shall be responsible for its legal and accounting fees associated with the Proxy Statement including the expenses associated with 1ST*BANK's provision, if necessary, of certain 1ST*BANK financial statements and related documents as more specifically described in Section 10(h).

    (f) All information furnished by one party to another party in connection with this Merger Agreement (whether before or after the date of this Merger Agreement) and the transactions contemplated hereby will be kept confidential by such other party (although it may be shared, under a corresponding nondisclosure obligation with officers, directors and others necessary for such party to effect the transactions contemplated hereby) and will be used only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information (i) is already known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, otherwise than in violation of this paragraph or similar duties or provisions regarding confidentiality, or (iii) is, in the reasonable opinion of legal counsel for BANC ONE, required to be disclosed in any document filed with the SEC, the Board, the Texas Commissioner, the Comptroller or any other governmental agency or authority. The provisions of this Merger Agreement shall be in addition to the provisions of the Confidentiality Agreement dated October 27, 1993 between 1ST*BANK and BOTNA (the "Confidentiality Agreement") and shall not be deemed to supersede nor to terminate said Confidentiality Agreement.

    (g) BANC ONE will provide 1ST*BANK with copies of all filings made by BANC ONE with the SEC under the Securities Exchange Act of 1934, as amended, (the "1934 Act") and the 1933 Act and the respective rules and regulations of the SEC thereunder and with the NYSE with respect to the BANC ONE Common to be issued at the Effective Time pursuant hereto at the time such filings are made at any time from the date of this Merger Agreement and prior to the Effective Time.

    (h) BANC ONE, BANC ONE TEXAS and BOTNA will furnish to 1ST*BANK all information concerning BANC ONE, BANC ONE TEXAS and BOTNA reasonably required by 1ST*BANK in connection with the preparation of its proxy solicitation materials for use in soliciting proxies in connection with the meeting of 1ST*BANK's shareholders called for the purpose of voting on the Merger and will promptly advise 1ST*BANK if BANC ONE, BANC ONE TEXAS and/or BOTNA determines that any of such information is or becomes false or misleading in any material respect. 1ST*BANK will furnish to BANC ONE all information concerning 1ST*BANK reasonably required by BANC ONE in connection with BANC ONE's preparation of registration statements (including the related prospectus) and any required amendments or supplements thereto, or in connection with other filings by BANC ONE relating to the registration of its shares and/or preparation of proxy statements to shareholders and will promptly advise BANC ONE if 1ST*BANK determines that any such information is or becomes false or misleading in any material respect. 1ST*BANK shall provide BANC ONE with such financial statements, management discussion and analysis and other similar documents as BANC ONE reasonably deems necessary to be included in the registration statement, which financial statements shall be audited and certified by Fisk & Robinson, P.C. or another accounting firm acceptable to BANC ONE and deemed by BANC ONE to be knowledgeable with respect to the preparation of financial statements to be included in registration statements filed with the SEC.

    (i) No press release or other public disclosure of matters related to this Merger Agreement or any of the transactions contemplated hereby shall be made by 1ST*BANK or BANC ONE and its affiliates unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

    (j) Prior to the Effective Time, BANC ONE TEXAS will vote all the shares of BOTNA to ratify and confirm the proposal to merge 1ST*BANK with and into BOTNA at a meeting of the shareholders of BOTNA held for such purpose or by means of a unanimous written consent of BOTNA shareholders adopted in lieu of a meeting to ratify and confirm the Merger Agreement.

    (k) For not less than the two-year period immediately following the Effective Time, BANC ONE shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

    (l) Each of BANC ONE, BANC ONE TEXAS, BOTNA and 1ST*BANK will use its reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment.

    (m) 1ST*BANK will use its reasonable best efforts to cause each person who, in the joint opinion of counsel for BANC ONE and 1ST*BANK, is at the Effective Time or was, at the time of 1ST*BANK's shareholders' meeting referred to in Section 10 hereof, an "affiliate" of 1ST*BANK (as that term is used in Rules 144 and 145 promulgated by the SEC under the 1933 Act), to execute and deliver to BANC ONE the written undertakings in the form attached hereto as EXHIBIT B.

    (n) BANC ONE and 1ST*BANK shall each provide the other with adequate opportunity to conduct such reviews and examinations of the business, properties and conditions (financial and otherwise) of the other as BANC ONE and 1ST*BANK, respectively, shall deem prudent, provided that such investigations shall not interfere unreasonably with the normal operations of the party being reviewed.

11. DISSENTING SHAREHOLDERS. Any shareholder of 1ST*BANK who has voted against the Merger at the meeting of shareholders of 1ST*BANK called to vote on the Merger or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the Merger shall be entitled to receive the value of his shares subject to and in accordance with the provisions of said 12 U.S.C. Section215a, and notwithstanding anything in Section 7 to the contrary, his shares shall not be exchanged for BANC ONE Common, but shall evidence his rights to receive the value thereof pursuant to said 12 U.S.C. Section 215a.

    Immediately prior to the Effective Time, BANC ONE and 1ST*BANK shall determine, with the assistance of legal counsel, the maximum aggregate number of shares of 1ST*BANK Common held by 1ST*BANK shareholders for which the holder thereof, potentially, may have the right to be paid the value thereof in cash pursuant to 12 USC Section 215a. Such aggregate number of shares shall be based upon the number of shares of 1ST*BANK Common voted against the Merger together with the number of shares owned by a shareholder who has given 1ST*BANK written notice of such holder's dissent from the plan of merger prior to 1ST*BANK's meeting of shareholders held to consider the Merger proposal. Such aggregate number of shares shall be multiplied by the larger of the market value or book value of one share of 1ST*BANK Common immediately prior to the Effective Time. Such amount together with an additional sum of $10,000 shall, immediately prior to the Effective Time, be paid by 1ST*BANK from its assets to Bank One, Indianapolis, N.A., as Escrow Agent pursuant to the terms of the Escrow Agreement annexed hereto as Exhibit C. An Escrow Agreement in the form of Exhibit C will be executed prior to the Effective Time by 1ST*BANK, BOTNA and Bank One, Indianapolis, N.A. as the Escrow Agent. In the event that immediately prior to the Merger no holders of 1ST*BANK Common have positioned themselves as potential dissenting shareholders who may effectively demand the value of their shares of 1ST*BANK Common in cash, 1ST*BANK shall not be required to pay any amount to the Escrow Agent and the Escrow Agreement will not be executed. Under no circumstances will the total amount paid into the escrow account by 1ST*BANK exceed one percent (1%) of 1ST*BANK's net assets. Under no circumstances will any assets of BANC ONE, BANC ONE TEXAS or BOTNA be paid into the escrow account or be used to pay 1ST*BANK shareholders who dissent to the Merger.

12. TAX OPINION. BANC ONE and 1ST*BANK shall use their respective reasonable best efforts to obtain from Coopers & Lybrand a written opinion addressed to, among others, 1ST*BANK, its shareholders and BANC ONE, that based upon the Internal Revenue Code and regulations thereunder and rulings issued by the Internal Revenue Service in transactions similar to those contemplated by this Merger Agreement:

    (a) For Federal income tax purposes, the transaction is viewed as an acquisition by BANC ONE TEXAS of substantially all of the assets of 1ST*BANK solely in exchange for BANC ONE Common and the assumption of all of the liabilities of 1ST*BANK by BANC ONE TEXAS followed by the transfer of the assets of 1ST*BANK to BOTNA and the assumption by BOTNA of the liabilities of 1ST*BANK.

    (b) The acquisition by BANC ONE TEXAS of substantially all of the assets of 1ST*BANK in exchange solely for shares of BANC ONE Common and the assumption by BANC ONE TEXAS of 1ST*BANK's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code. Pursuant to Section 368(a)(2)(C), the acquisition by BANC ONE TEXAS of substantially all of the assets of 1ST*BANK will not be disqualified under Section 368(a)(2)(D) by reason of the fact that the assets of 1ST*BANK that were acquired by BANC ONE TEXAS are transferred to BOTNA.

    (c) No gain or loss will be recognized by BANC ONE, BANC ONE TEXAS, BOTNA or 1ST*BANK as a consequence of the transactions herein contemplated;

    (d) No gain or loss will be recognized to the shareholders of 1ST*BANK on the exchange of their shares of 1ST*BANK Common (including shares of 1ST*BANK Common received by any such shareholders immediately prior to the Effective Time by reason of the conversion of 1ST*BANK Debentures into shares of 1ST*BANK Common) solely for shares of BANC ONE Common (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);

    (e) The Federal income tax basis of the BANC ONE Common (including fractional share interests to which they may be entitled) received by the shareholders of 1ST*BANK (including shares of BANC ONE Common exchanged for 1ST*BANK Common which were received by any such shareholders immediately prior to the Effective Time by reason of the conversion of 1ST*BANK Debentures into shares of 1ST*BANK Common) will be the same as the Federal income tax basis of the 1ST*BANK Common surrendered in exchange therefor; and

    (f) The holding period of the BANC ONE Common received by a shareholder of 1ST*BANK will include the period for which the 1ST*BANK Common exchanged therefor was held (including shares of 1ST*BANK Common which were received by any such shareholders immediately prior to the Effective Time by reason of the conversion of 1ST*BANK Debentures into shares of 1ST*BANK Common), provided the exchanged 1ST*BANK Common was held as a capital asset by such shareholder on the date of the exchange.

13. REPRESENTATIONS AND WARRANTIES OF BANC ONE. BANC ONE represents and warrants to 1ST*BANK that, except as set forth in BANC ONE's disclosure letter to 1ST*BANK dated July 27, 1994 and delivered to 1ST*BANK not later than the time of 1ST*BANK's execution of this Merger Agreement (the "BANC ONE Disclosure Letter"), and except as otherwise indicated below:

    (a) BANC ONE is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of BANC ONE and its subsidiaries, taken as a whole, or on the ability of BANC ONE to consummate the transactions contemplated hereby (a "BANC ONE Material Adverse Effect"), and BANC ONE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and its subsidiaries. BANC ONE is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of BANC ONE. As of March 31, 1994, the authorized capital stock of BANC ONE consisted of (i) 600,000,000 shares of common stock without par value, of which a total of 381,835,796 shares were issued and 250,000 of which were shares held by BANC ONE as treasury stock and (ii) 35,000,000 shares of preferred stock without par value, of which 4,998,000 shares were issued and outstanding as Series C $3.50 Cumulative Convertible Preferred
         Stock. All of the issued and outstanding shares of BANC ONE's capital stock are duly authorized, validly issued, fully paid, nonassessable and subject to no pre-emptive rights. Subject only to obtaining the required regulatory and shareholder approvals, BANC ONE is, and at all times after the date of this Merger Agreement to and including the Effective Time will be, authorized to effect the Merger under applicable law.

    (b) BANC ONE has furnished to 1ST*BANK copies of the following financial statements relating to BANC ONE and its consolidated subsidiaries:
         (i) the audited Consolidated Balance Sheets of BANC ONE as of
         December 31, 1993 and 1992 and the Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Coopers & Lybrand, independent auditors together with the notes thereto; and (ii) the unaudited Consolidated Balance Sheet of BANC ONE as at March 31, 1994 and the unaudited Consolidated Statements of Income and Shareholders' Equity for the quarterly period then ended, together with the notes thereto. Each of the aforementioned financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the consolidated financial position and results of operations of BANC ONE as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1994, there has not been any change in the financial condition, results of operations or business of BANC ONE and its subsidiaries that has had a BANC ONE Material Adverse Effect. Since March 31, 1994, BANC ONE has issued approximately 1,799,000 additional shares of BANC ONE Common.

    (c) The Board of Directors of BANC ONE has duly authorized the execution and delivery of this Merger Agreement and approved the Merger as contemplated by said Merger Agreement. No authorization of this Merger Agreement or of the transactions hereby contemplated is required by the shareholders of BANC ONE. BANC ONE has all requisite power and authority to enter into this Merger Agreement and, after BANC ONE TEXAS' vote of the shares of BOTNA in favor of the Merger as contemplated by Section 10(j), BANC ONE will have the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding and enforceable obligation of BANC ONE and this Merger Agreement and the consummation of the Merger have been duly authorized and approved on behalf of BANC ONE by all requisite corporate action. Provided the required approvals are obtained from the Comptroller and, to the extent necessary, the Texas Commissioner and/or the Board, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BANC ONE is subject, any contract, agreement or instrument to which BANC ONE is a party or by which BANC ONE is bound or committed, or the Articles of Incorporation or Regulations of BANC ONE, or constitute an event which with the lapse of time or action by a third party, could, to the best of BANC ONE's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE or upon any of the stock of BANC ONE or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby, except, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the Effective Time or (ii) if not so cured or waived would not, in the aggregate, have any BANC ONE Material Adverse Effect.

    (d) The reserve for possible loan and lease losses shown on the March 31, 1994 Consolidated Balance Sheet of BANC ONE and its subsidiaries is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1994.

    (e)  Except as disclosed in the financial statements referred to in
         Section 13(b), there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of BANC ONE and its executive officers, overtly threatened, against or affecting BANC ONE or its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, which is reasonably likely to be resolved adversely to the interest of BANC ONE or its subsidiaries and, if so resolved, would have a BANC ONE Material Adverse Effect or materially impair its ability, or that of BANC ONE TEXAS, to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of BANC ONE and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against BANC ONE based upon the wrongful action or inaction of BANC ONE or its subsidiaries or any of their respective officers, directors or employees.

    (f) At the Effective Time and on such subsequent dates when the former shareholders of 1ST*BANK surrender their 1ST*BANK share certificates for cancellation, the shares of BANC ONE Common to be exchanged with former shareholders of 1ST*BANK will have been duly authorized and validly issued by BANC ONE and will be fully paid and nonassessable and subject to no pre-emptive rights and will be duly approved for listing on the NYSE upon notice of issuance.

    (g) BANC ONE and each of its subsidiaries have good and marketable title to all their respective assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of its subsidiaries and all other assets and properties reflected in BANC ONE's Balance Sheet as of March 31, 1994 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1994). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as noted in said Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a BANC ONE Material Adverse Effect. BANC ONE and its subsidiaries as lessees have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by BANC ONE and its subsidiaries.

    (h) To the best of the knowledge after due inquiry of BANC ONE and its executive officers, BANC ONE and its subsidiaries have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom has not had and will not have a BANC ONE Material Adverse Effect. Neither BANC ONE nor any of its subsidiaries is in default under, and no event has occurred which, to the best of BANC ONE's knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case where the default has had or is likely to have a BANC ONE Material Adverse Effect.

    (i) BANC ONE has not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

    (j) Each pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plan maintained by or covering employees of BANC ONE or any subsidiary of BANC ONE other than a multiemployer plan
         (for purposes of this paragraph hereinafter referred to collectively as the "Plans") which purports to be a qualified plan under Section 401(a) of the Code is so qualified. All of the Plans which constitute employee pension benefit or employee welfare benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. BANC ONE has no knowledge of any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA, would result or have resulted in liability under Title IV of ERISA or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the Pension Benefit Guaranty Corporation (the "PBGC"), the Department of Treasury, the Department of Labor or any multiemployer plan. Those Plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Code and ERISA and the assets of such Plans equal or exceed the current value of accrued benefits under such Plans as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of BANC ONE or any subsidiary to the PBGC, Department of Treasury, Department of Labor or any multiemployer plan.

    (k) BANC ONE and/or its subsidiaries have duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by BANC ONE or its subsidiaries up to the date hereof.
         All of the foregoing returns are true and correct in all material respects, and BANC ONE and its subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the BANC ONE Disclosure Letter) or claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment which might materially and adversely affect BANC ONE and its subsidiaries, except for those being contested in good faith and summarized in the BANC ONE Disclosure Letter. BANC ONE and its subsidiaries have paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending on or before the date hereof. BANC ONE and its subsidiaries have, or at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of BANC ONE as of the Effective Time or are being contested in good faith and have, if material, been summarized in the BANC ONE Disclosure Letter.

    (l) BANC ONE has in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies comparable in size and operation to BANC ONE.

    (m) Neither the Proxy Statement nor the related registration statement nor any amendment or supplement thereto that is filed with the SEC in connection with the transactions contemplated hereby (except for any information which has been or shall be supplied by 1ST*BANK for inclusion in the Proxy Statement and registration statement and is so included as so supplied) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement at the time it becomes effective and at the time of 1ST*BANK's shareholders' meeting) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The registration statement and any amendments or supplements thereto that are filed with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder. All documents that BANC ONE files with the NYSE in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

    (n) No employee of BANC ONE or any of its subsidiaries is represented, for purposes of collective bargaining, by a labor organization of any type. BANC ONE is unaware of any efforts during the past five years to unionize or organize any employees of BANC ONE or any of its subsidiaries, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of BANC ONE's knowledge, threatened against BANC ONE or any of its subsidiaries which claim has had or is reasonably likely to have a BANC ONE Material Adverse Effect.

    (o)  To the actual knowledge of BANC ONE and its executive officers:
         (i) with respect to any contaminant, pollutant, hazardous substance, hazardous waste, hazardous pollutant, toxic pollutant, toxic waste or toxic substance ("Contaminant"), there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by BANC ONE or any of its subsidiaries, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq. ("RCRA"), the Clean Water Act, 33 U.S.C. Section Section 1251 et seq. ("CWA"), or the Clean Air Act, 42 U.S.C. Section Section 7401 et seq. ("CAA"), as each is amended from time to time, or any other federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency or other governmental authority relating to health or safety or environmental protection (such statutes, ordinances, regulations, orders, rulings and decisions, together, "Environmental Laws"); (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against BANC ONE or any of its subsidiaries under any Environmental Law; (iii) neither BANC ONE nor any of its subsidiaries is responsible in any material respect under any Environmental Law for any release by any person at or in the vicinity of real property of any Contaminant, caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment (collectively "Release"); (iv) neither BANC ONE nor any of its subsidiaries is responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) BANC ONE and its subsidiaries are, in all material respects, in compliance with all applicable Environmental Laws; and (vi) no real property owned or used by BANC ONE or any of its subsidiaries contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which
         (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (p) BANC ONE and/or its subsidiaries (i) have surveyed the facilities where BANC ONE and its subsidiaries conduct their businesses including, without limitation, automatic teller machines (collectively, the "BANC ONE Facilities") for compliance with the Americans with Disabilities Act and the regulations issued thereunder (collectively, "ADA"); (ii) have developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing BANC ONE Facilities (collectively, the "BANC ONE Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) have finalized action plans for automatic teller machines ("ATMs") in conformance with the Joint
         Final Rule of the Architectural and Transportation Barriers
         Compliance Board ("ATBCB") and the Department of Transportation, effective August 16, 1993; (iv) have developed or will develop schedules for BANC ONE Barrier removal from BANC ONE
         Facilities in such action plans so that BANC ONE Barrier removal was complete on January 26, 1992 or will be completed as soon as practicable thereafter; and (v) have removed all BANC ONE Barriers in BANC ONE Facilities or will cause all BANC ONE Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to BANC ONE Facilities undertaken after January 26, 1992 comply with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Effective January 26, 1992, all plans and designs for new construction to be utilized by BANC ONE and its subsidiaries comply with ADA and ADAAG. To the best of BANC ONE's knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against BANC ONE and/or its subsidiaries in connection with BANC ONE Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (q) The statements made and the information included in the BANC ONE Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of BANC ONE under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the BANC ONE Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

14. REPRESENTATIONS AND WARRANTIES OF BANC ONE TEXAS. BANC ONE TEXAS represents and warrants to 1ST*BANK that, except as set forth in the BANC ONE Disclosure Letter or as otherwise indicated below:

    (a) BANC ONE TEXAS is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have materially adverse effect on the business, operations, financial condition or results of operations of BANC ONE TEXAS and its subsidiaries, taken as a whole, or on the ability of BANC ONE TEXAS to consummate the transactions contemplated hereby, and BANC ONE TEXAS has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. BANC ONE TEXAS owns all of the issued and outstanding shares of BOTNA Common.

    (b) The Board of Directors of BANC ONE TEXAS has authorized execution of this Merger Agreement and approved the acquisition of 1ST*BANK as contemplated by said Merger Agreement. No authorization of this Merger Agreement or of the transactions hereby contemplated is required by the shareholders of BANC ONE TEXAS. BANC ONE TEXAS has all requisite power and authority to enter into this Merger Agreement and, after the vote by BANC ONE TEXAS of its shares of BOTNA in favor of the Merger as contemplated by Section 10(j), BANC ONE TEXAS will have the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding obligation of BANC ONE TEXAS and this Merger Agreement and the consummation hereof have been duly authorized and approved on behalf of BANC ONE TEXAS by all requisite corporate action. Provided the required approvals are obtained from the Comptroller and, to the extent necessary, the Texas Commissioner and/or the Board, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which BANC ONE TEXAS may be subject, any contract, agreement or instrument to which BANC ONE
         TEXAS is a party or by which BANC ONE TEXAS is bound or committed, or the Articles of Incorporation or Code of Regulations of BANC ONE TEXAS, or constitute an event which with the lapse of time or action by a third party, could, to the best of BANC ONE TEXAS's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of BANC ONE TEXAS or adversely affect the ability of BANC ONE to consummate the transactions contemplated hereby.

15. REPRESENTATIONS AND WARRANTIES OF BOTNA. BOTNA represents and warrants to 1ST*BANK that, except as set forth in the BANC ONE Disclosure Letter or as otherwise indicated below:

    (a) BOTNA is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. BOTNA has heretofore delivered to 1ST*BANK true, accurate and complete copies of the currently effective Articles of Association and Bylaws of BOTNA, including all amendments thereto. BOTNA (i) is duly authorized to conduct a general banking business, subject to the supervision of the OCC as provided in the national banking laws, (ii) is a member of the Federal Reserve system and a stockholder of the Federal Reserve Bank of Dallas, (iii) is an insured bank as defined in the Federal Deposit Insurance Act, and
         (iv) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by BOTNA. As of March 31, 1994, BOTNA had 12,000,000 shares of authorized capital stock consisting solely of common stock with par value of $35.00 per share ("BOTNA Common"), 6,400,000 of which were issued and outstanding. As of March 31, 1994, BOTNA had surplus of $778,762,000, undivided profits including net unrealized gains (losses) on investment securities classified as held for sale of $429,213,000, and total resources of $1,431,975,000. All of the capital stock of BOTNA has been duly and validly authorized and issued by BOTNA. All of said issued shares are fully paid and nonassessable (except to the extent provided in Section 5205 of the Revised Statutes of the United States) and are not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to BOTNA's capital stock.

    (b) There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge, after due inquiry, of BOTNA or its executive officers, overtly threatened, against or affecting BOTNA or involving any of its properties or assets, at law or in equity or before any federal, state, municipal, local or other governmental authority or any court, involving a material amount which, if resolved adversely to the interest of BOTNA, would materially affect the operations of BOTNA and/or its ability to perform under this Merger Agreement, and no one has asserted and, to the best of the knowledge and belief of BOTNA and its executive officers, after due inquiry, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against BOTNA based upon the wrongful action or inaction of BOTNA or any of its officers, directors or employees.

    (c) The Board of Directors of BOTNA has duly authorized execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and will recommend it to its shareholder for adoption. Subject to ratification and confirmation of the Merger Agreement by the shareholders of BOTNA, this Merger Agreement constitutes the valid, legally binding and enforceable obligation of BOTNA and BOTNA has all requisite power and authority to enter into this Merger Agreement and BOTNA has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which BOTNA may be subject, any contract, agreement or instrument to which BOTNA is a party or by which BOTNA is bound or committed, or the Articles of Association or By-Laws of BOTNA, or constitute an event which with the lapse of time or action by a third party, could, to the best of BOTNA's knowledge after due inquiry, result in the default under any of the foregoing.

16. REPRESENTATIONS AND WARRANTIES OF 1ST*BANK. 1ST*BANK represents and warrants to BANC ONE and BOTNA that, except as set forth in 1ST*BANK's disclosure letter to BANC ONE dated July __, 1994 and delivered to BANC ONE not later than the time of BANC ONE's execution of this Merger Agreement (the "1ST*BANK Disclosure Letter") and except as otherwise indicated below:

    (a) 1ST*BANK is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business and is in good standing in all jurisdictions where it is both required to so qualify and where the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of 1ST*BANK or on the ability of 1ST*BANK to consummate the transactions contemplated hereby (a "1ST*BANK Material Adverse Effect") and 1ST*BANK has full corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it and the Subsidiaries. 1ST*BANK has heretofore delivered to BANC ONE true, accurate and complete copies of the currently effective Articles of Association and Bylaws of 1ST*BANK, including all amendments thereto. 1ST*BANK (i) is duly authorized to conduct a general banking business, subject to the supervision of the Texas Commissioner and the FDIC as provided in applicable Texas and national banking laws, (ii) is not a member of the Federal Reserve system, (iii) is an insured bank as defined in the Federal Deposit Insurance Act, and (iv) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. 1ST*BANK is not subject to any formal or informal agreement or understanding with, nor is it subject to any order of, any bank regulatory authority restricting or prohibiting or attempting to restrict or prohibit any activities or conduct of 1ST*BANK. As of March 31, 1994, 1ST*BANK had 1,304,167 shares of authorized capital stock consisting solely of 1,304,167 shares of common stock with par value of $2.00 per share

         ("1ST*BANK Common"), all of which shares were issued and outstanding and none of which were shares of treasury stock owned by 1ST*BANK. As of March 31, 1994, 1ST*BANK had surplus of $3,654,166, undivided profits including net unrealized gains (losses) on investment securities classified as held for sale of $1,227,207, and total resources of $7,489,709. All of the capital stock of 1ST*BANK has been duly and validly authorized and issued by 1ST*BANK. All of said issued shares are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants, debentures, or commitments of any kind relating to 1ST*BANK's capital stock except for the 1ST BANK Debentures which are convertible into not more than 166,666 shares of 1ST*BANK Common.

    (b) 1ST*BANK has furnished to BANC ONE copies of the following financial statements relating to 1ST*BANK: (i) the audited Balance Sheet of 1ST*BANK as of December 31, 1993 and 1992, and the Statements of Income, Stockholders' Equity and Cash Flows for the years then ended, together with the notes thereto, as audited by Fisk & Robinson P.C., Certified Public Accountants; (ii) the unaudited Balance Sheet of 1ST*BANK as of March 31, 1994 and the unaudited Statement of Income for the period then ended, together with the notes thereto (iii) the financial statements contained in 1ST*BANK's Consolidated Reports of Condition and Consolidated Reports of Income, Expenses and Dividends ("Call Reports") at December 31, for the years 1993 and 1992 as furnished to the FDIC, and (iv) the financial statements contained in 1ST*BANK's Call Report for the quarter ended March 31, 1994 as furnished to the FDIC. Each of the aforementioned financial statements presents fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of 1ST*BANK as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since March 31, 1994, there has not been any change in the financial condition, results of operations or business of 1ST*BANK that has had an 1ST*BANK Material Adverse Effect.

    (c) The Board of Directors of 1ST*BANK has duly authorized execution and delivery of this Merger Agreement and approved the Merger as contemplated by the Merger Agreement and recommended it to its shareholders for adoption. 1ST*BANK has all requisite corporate power and authority to enter into this Merger Agreement,and upon ratification and confirmation of the Merger Agreement by the shareholders of 1ST*BANK, 1ST*BANK will have the corporate authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid, legally binding and enforceable obligation of 1ST*BANK, and this Merger Agreement and the consummation of the Merger, upon the approval of the 1ST*BANK shareholders, will have been duly authorized and approved on behalf of 1ST*BANK by all requisite corporate action. Provided the required approvals are also obtained from the Comptroller and, to the extent necessary, the Texas Commissioner and/or the Board, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court, bank regulatory agency or other governmental agency to which 1ST*BANK may be subject, any contract, agreement or instrument to which 1ST*BANK is a party or by which 1ST*BANK is bound or committed, or the Articles of Association or By-Laws of 1ST*BANK, or constitute an event which with the lapse of time or action by a third party, could, to the best of 1ST*BANK's knowledge after due inquiry, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of 1ST*BANK or upon any of 1ST*BANK's capital stock; except, (i) in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which will be cured or waived prior to the Effective Time or (ii) as would not, in the aggregate, have a 1ST*BANK Material Adverse Effect.

    (d) The reserve for possible loan and lease losses shown on the March 31, 1994 Call Report and Balance Sheet of 1ST*BANK is adequate in all material respects under the requirements of regulatory accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1994.

    (e)  Except as disclosed in the financial statements referenced to in
         Section 15(b) or in the 1ST*BANK Litigation Schedule (the "1ST*BANK Litigation Schedule") attached to the 1ST*BANK Disclosure Letter, there is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of 1ST*BANK and its executive officers, overtly threatened, against or affecting 1ST*BANK or involving any of its properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority which is reasonably likely to be resolved adversely to the interest of 1ST*BANK and, if so resolved, would have a 1ST*BANK Material Adverse Effect, and to the best of the knowledge and belief after due inquiry of 1ST*BANK and its executive officers, no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert or initiate any such litigation, action, suit, investigation or proceeding against 1ST*BANK based upon the wrongful action or inaction of 1ST*BANK or any of its officers, directors or employees.

    (f) 1ST*BANK has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, reflected in 1ST*BANK's Call Report and Balance Sheet as of March 31, 1994 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1994). Such assets and properties are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in said Call Report and Balance Sheet or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges do not, in the aggregate, have a 1ST*BANK Material Adverse Effect. 1ST*BANK as lessee has the right under valid and subsisting leases to occupy, use, possess and control all property leased by 1ST*BANK. At the Effective Time all limitations affecting such properties will not, in the aggregate, have a 1ST*BANK Material Adverse Effect. To the best of 1ST*BANK's knowledge, after due inquiry, all significant buildings, structures, fixtures and appurtenances comprising part of the real properties of 1ST*BANK are, considering their ages, in good condition and have reasonably been maintained.

    (g) To the best of the knowledge after due inquiry of 1ST*BANK and its executive officers, 1ST*BANK has complied with all laws, regulations and orders applicable to them and to the conduct of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for violations which together with any penalty which results therefrom has not had and will not have a 1ST*BANK Material Adverse Effect. 1ST*BANK is not in default under, and no event has occurred which, to the best of 1ST*BANK's knowledge, after due inquiry, is likely to result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, in each case when the default has had or is likely to have a 1ST*BANK Material Adverse Effect.

    (h) 1ST*BANK has not, since March 31, 1994 to the date hereof, (i) sold or issued any corporate debt securities or sold, issued, reissued or increased its shares of its capital stock; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as permitted pursuant to Section 17(a) hereof or as incurred in carrying out the transactions contemplated by this Merger Agreement, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business or pursuant to this Merger Agreement, or mortgaged, pledged or subjected to lien or encumbrance (other than landlord's liens and statutory liens for taxes not yet delinquent and banking transactions conducted in the ordinary course of business) on any of its material assets or properties; (v) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities included in 1ST*BANK's Call Report and Balance Sheet as of March 31, 1994, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Merger Agreement; (vi) sold, exchanged or otherwise disposed of any material capital assets; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a 1ST*BANK Material Adverse Effect or waived any rights of value which, in the aggregate, have had a 1ST*BANK Material Adverse Effect;
         (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; or (x) entered into any other material transaction except as expressly contemplated by this Merger Agreement.

    (i) Except as set forth in the 1ST*BANK Document List (the "1ST*BANK Document List") attached to the 1ST*BANK Disclosure Letter, 1ST*BANK is not a party to or bound by any written or oral (i) employment or consulting contract which is not terminable by 1ST*BANK on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material contract as defined by the Instructions to

         Exhibit 10 under Item 601 of SEC Regulation S-K. All such pension, stock bonus or purchase, profit-sharing, retirement, health and welfare plans (other than any multiemployer plans) set forth in the 1ST*BANK Document List are in this section hereinafter referred to collectively as the "Plans." Those Plans intended to be qualified plans under Section 401(a) of the Code meet any applicable requirements for favorable tax treatment under the Code. All of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with the applicable requirements of ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered. 1ST*BANK has no knowledge of any circumstances which would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA, would result or have resulted in liability under Title IV of ERISA or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Plans and which could reasonably be expected to result in any material liability of 1ST*BANK to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Those plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Internal Revenue Code and ERISA and the assets of such plans equal or exceed the current value of accrued benefits on a termination basis under such plans as of the most recent plan valuation date. There are no pending or threatened claims (other than claims for benefits in the ordinary course and pursuant to domestic relations orders), lawsuits or arbitrations which have been asserted or instituted against the plans, any fiduciaries thereof with respect to their duties to the plans or the assets of any of the trusts under any of the plans which could reasonably be expected to result in any material liability of 1ST*BANK to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan.

    (j) 1ST*BANK has duly filed all federal, state, county and local income, franchise, bank, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation, sales, and use taxes and those filed on a consolidated, combined or unitary basis) required to have been filed by 1ST*BANK up to the date hereof. 1ST*BANK has made available to BANC ONE a copy of its Federal income tax return for the years 1993 and 1992. All of the foregoing returns are true and correct in all material respects, and 1ST*BANK has paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith and, if material, summarized in the 1ST*BANK Disclosure Letter) claimed to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no valid basis for any additional claim or assessment which might materially and adversely affect 1ST*BANK, except for those being contested in good faith and summarized in the 1ST*BANK Disclosure Letter. 1ST*BANK has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending on or before the date hereof. 1ST*BANK has, or at the Effective Time will have, no liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the Effective Time in the ordinary course of business and are properly accrued on the books of 1ST*BANK as of the Effective Time or are being contested in good faith and have, if material, been summarized in the 1ST*BANK Disclosure Letter.

    (k) 1ST*BANK has in effect insurance coverage with reputable insurers which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by banks comparable in size and operation to 1ST*BANK.

    (l) 1ST*BANK has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

    (m)  1ST*BANK has annexed to the 1ST*BANK Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "1ST*BANK Loan Schedule") between 1ST*BANK and borrowers of 1ST*BANK as of the date hereof. Except as specifically noted on the 1ST*BANK Loan Schedule, as of the date hereof, 1ST*BANK is not a party to any written or oral (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is 60 days delinquent in payment of principal or interest and which has not been charged off by 1ST*BANK or, to the best of 1ST*BANK's knowledge, in default of any other provision thereof; (ii) loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "other loans especially mentioned" or any comparable classifications by 1ST*BANK or banking regulator; (iii) loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director, executive officer or ten percent shareholder of 1ST*BANK, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or, (iv) to the best of 1ST*BANK's knowledge, loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could, to the best of 1ST*BANK's knowledge after due inquiry, have a 1ST*BANK Material Adverse Effect.

    (n) None of the information provided by 1ST*BANK to BANC ONE for inclusion in the Proxy Statement or related registration statement or any amendment or supplement thereto (to the extent so included as so provided) shall contain (in the case of information relating to the Proxy Statement, at the time it is mailed and in the case of information relating to the registration statement, at the time it becomes effective) any untrue statement of a material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Insofar as is under 1ST*BANK's reasonable control, the Proxy Statement that is filed with the SEC in connection with the meeting of the shareholders of 1ST*BANK will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder (as though 1ST*BANK were subject thereto).

    (o) 1ST*BANK has annexed a contracts schedule (the "1ST*BANK Contracts Schedule") to the 1ST*BANK Disclosure Letter setting forth certain material contracts, including credit agreements, on which 1ST*BANK is the obligor, maker, issuer or guarantor. Except as specifically disclosed on the 1ST*BANK Contracts Schedule, 1ST*BANK is not a party to any material contract and/or any credit agreement as obligor, maker, issuer or guarantor and which contract contains covenants which make the acquisition of 1ST*BANK or its merger with another entity a condition of default or acceleration.

    (p) 1ST*BANK has no subsidiaries, is not a party to any partnership or joint venture and does not hold 5% or more of the outstanding capital stock of any entity.

    (q) No employee of 1ST*BANK is represented, for purposes of collective bargaining, by a labor organization of any type. 1ST*BANK is unaware of any efforts during the past five years to unionize or organize any employees of 1ST*BANK, and no claim related to such employees under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights Act of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of 1ST*BANK's knowledge, threatened against 1ST*BANK, which claim has had or is reasonably likely to have an 1ST*BANK Material Adverse Effect.

    (r)  To the actual knowledge of 1ST*BANK and its executive officers:
         (i) with respect to any Contaminant, there are no material actions, proceedings or investigations pending or threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging non-compliance with or liability in connection with, by 1ST*BANK, CERCLA or any other Environmental Laws;
         (ii) there is no reasonable basis for the institution of any material action, proceeding or investigation against 1ST*BANK under any Environmental Law; (iii) 1ST*BANK is not responsible in any material respect under any Environmental Law for any Release; (iv) 1ST*BANK is not responsible for any material costs of any response action required by virtue of any Release of any Contaminant into the environment including, without limitation, costs arising from investigation, removal or remediation of Contaminants, security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body or any other person; (v) 1ST*BANK is, in all material respects, in compliance with all applicable Environmental Laws; and
         (vi) no real property owned or used by 1ST*BANK contains any Contaminant including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) could require remediation or other corrective action pursuant to any Environmental Law in any material respect, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken.

    (s) 1ST*BANK (i) has surveyed the facilities where 1ST*BANK conducts its business including, without limitation, ATMs (collectively, the "1ST*BANK Facilities") for compliance with ADA; (ii) has developed action plans to remove architectural barriers including communication barriers that are structural in nature from existing 1ST*BANK Facilities (collectively, the "1ST*BANK Barriers") when such removal is "readily achievable," as that term is defined in ADA; (iii) has finalized action plans for ATMs in conformance with the Joint Final Rule of the ATBCB and the Department of Transportation, effective August 16, 1993; (iv) has developed or will develop schedules for

         1ST*BANK Barrier removal from 1ST*BANK Facilities in such action plans so that 1ST*BANK Barrier removal was complete on January 26, 1992 or will be completed as soon as practicable thereafter; and
         (v) has removed all 1ST*BANK Barriers in 1ST*BANK Facilities or will cause all 1ST*BANK Barriers to be removed in accordance with such action plans. All "alterations" (as such term is defined in ADA) to 1ST*BANK Facilities undertaken after January 26, 1992 comply with ADA and the ADAAG. Effective January 26, 1992, all plans and designs for new construction to be utilized by 1ST*BANK comply with ADA and ADAAG. To the best of 1ST*BANK's knowledge, after due inquiry, no material investigations, proceedings, or complaints, formal or informal, are pending or threatened against 1ST*BANK in connection with 1ST*BANK Facilities under ADA, ADAAG, or any other state or federal law concerning accessibility for individuals with disabilities.

    (t) The statements made in the 1ST*BANK Disclosure Letter and any attachments thereto shall be deemed to constitute representations and warranties of 1ST*BANK under this Merger Agreement to the same extent as if herein set forth in full. Anything disclosed in the 1ST*BANK Disclosure Letter or the attachments thereto shall be considered to have been disclosed for purposes of all representations, warranties and covenants under this Merger Agreement.

17. ACTION BY 1ST*BANK PENDING EFFECTIVE DATE. 1ST*BANK agrees that from the date of this Merger Agreement until the earlier of the Effective Time or the time that this Merger Agreement is terminated, except with the prior written permission of BANC ONE, which, in any case covered by
    Section 17(d) hereof, shall not be unreasonably withheld:

    (a) After March 31, 1993 1ST*BANK will not declare or pay any dividends or make any distributions on shares of 1ST*BANK Common.

    (b) 1ST*BANK will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its equity capitalization; provided, however, that

         1ST*BANK may issue not more than 166,666 shares of 1ST*BANK Common in consideration for and upon conversion of the 1ST*BANK Debentures.

    (c) Except as otherwise set forth in or contemplated by this Merger Agreement, 1ST*BANK will carry on its businesses in substantially the same manner as heretofore, use its reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its reasonable best efforts to maintain and preserve its business organization intact.

    (d) 1ST*BANK will not (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency, change its lending, investment, liability management and other material banking policies in any material respect; (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or amend any existing plan (except as required by law) so as to increase by any significant amount the benefits payable thereunder; (v) incur or commit to any capital expenditures other than in the ordinary course of business (which will in no event include the establishment of new branches or any other facilities or any capital expenditures in excess of $25,000 for any individual project for any purpose); or
         (vi) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person.

    (e) 1ST*BANK will not change its method of accounting in effect at March 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by Fisk & Robinson P.C. or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of

         1ST*BANK's Federal income tax returns for the taxable years ending December 31, 1993 and 1992, except as required by changes in law.

    (f) 1ST*BANK will afford BANC ONE, its officers and other authorized representatives, such access to all books, records, tax returns, leases, contracts and documents of 1ST*BANK at reasonable times for inspection without any material interference with the normal business operations of 1ST*BANK and will furnish to BANC ONE such information with respect to the assets and business of 1ST*BANK as BANC ONE may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

    (g) 1ST*BANK will promptly advise BANC ONE in writing of all material corporate actions taken by the directors and shareholders of 1ST*BANK, furnish BANC ONE with copies of all monthly and other interim financial statements of 1ST*BANK as they become available, and keep BANC ONE fully informed concerning all trends and developments which in the opinion of 1ST*BANK may have a 1ST*BANK Material Adverse Effect.

    (h) 1ST*BANK and its officers, directors and employees will not contract for or acquire, at the expense of 1ST*BANK, a policy or policies providing for insurance coverage for directors, officers and/or employees of 1ST*BANK for any period subsequent to the Effective Time for events occurring before or after the Effective Time; provided, however, that 1ST*BANK may renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year.

    (i) Prior to the Effective Time, 1ST*BANK shall have sold all assets which, if owned by 1ST*BANK, would be required to be reported on Schedules RC-B and/or RC Item 5 (Assets held in Trading Accounts) of its Call Reports. Such sales shall be on terms reasonably acceptable to BOTNA.

    (j) Prior to the Effective Time, 1ST*BANK will use its reasonable best efforts to enter into binding agreements, which, in the reasonable judgment of counsel for BOTNA, shall terminate, prior to the Effective Time, the following agreements on terms reasonably acceptable to BOTNA: (i) that certain Correspondent Bank Agreement between 1ST*BANK and First USA Bank dated May 26, 1992 (the "Correspondent Bank Agreement"); (ii) that certain Credit Card Processing Agreement between 1ST*BANK and First USA Merchant Services, Inc. dated March 21, 1990 (the "Credit Card Processing Agreement"); (iii) that certain undated Data Processing Service Agreement between 1ST*BANK and Affiliated Computer Systems, Inc, now, Electronic Data Systems Corporation (the "D.P. Service Agreement");
         (iv) that certain MPACT On-Line Automated Teller Machine Support Service Agreement between 1ST*BANK and Electronic Data Systems Corporation dated July 7, 1980 (the "ATM Service Agreement"); and (v) that certain MPACT Interchange Agreement between 1ST*BANK and EDS dated July 7, 1980 (the "Interchange Agreement").

    (k) Not later than the record date for the meeting of holders of 1ST*BANK Common, 1ST*BANK shall use its reasonable best efforts to cause 1ST*BANK and the holders of the 1ST*BANK Debentures to amend the terms of the 1ST*BANK Debentures to provide for the conversion of all 1ST*BANK Debentures into not more than 166,666 shares of 1ST*BANK Common not later than immediately prior to the Effective Time.

    (l) Prior to the Effective Time, 1ST*BANK should use its reasonable best efforts to cause the Landlord to provide 1ST*BANK and BANC ONE with its written agreement, reasonably satisfactory to counsel for BOTNA, which shall (i) consent to the assignment of the Branch Lease by 1ST*BANK to BOTNA as a result of the Merger and by operation of law;
         (ii) limit the amount of insurance which Landlord may require pursuant to Section 12.01 of the Branch Lease to $2,000,000; (iii) amend the waiver of subrogation provisions set forth in Section 13.01 of the Branch Lease; (iv) delete Section 34 of the Branch Lease; (v) provide for the potential use of a portion of the premises utilized by 1ST*BANK pursuant to the Branch Lease by non-bank affiliates of BOTNA and/or for non-traditional financial services and (vi) confirming
         (A) that Landlord is the current and sole lessor under the Branch Lease, (B) that the expiration date of the initial term under the Branch Lease is June 30, 1996, (C) that two renewal options remain under the Branch Lease, (D) that the Branch Lease has not been previously amended or modified in any manner and is in full force and effect as originally written, (E) that no default exists under the Branch Lease nor does any condition exist which, with the passage of time or the giving of notice, or both, would become a default, and (F) such additional facts (if true) as BOTNA shall reasonably request.

18. ACTION BY BANC ONE PENDING EFFECTIVE TIME. BANC ONE agrees that from the date of this Agreement until the Effective Time, except with prior written permission of 1ST*BANK:

    (a) BANC ONE will not adopt or implement any amendment to its Articles of Incorporation or any plan of reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common or the rights of the holders of such shares or reclassify the BANC ONE Common.

    (b) Except as otherwise set forth in or contemplated by this Merger Agreement, BANC ONE will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

    (c) BANC ONE will not change its methods of accounting in effect at December 31, 1993, except as required by changes in generally accepted accounting principles as concurred in with Coopers & Lybrand, its independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of BANC ONE for the taxable years ending December 31, 1993 and 1992, except as required by changes in law.

    (d) BANC ONE will afford 1ST*BANK, its officers and other authorized representatives, such access to all books, records, tax returns, leases, contracts and documents of BANC ONE and its subsidiaries and will furnish to 1ST*BANK such information with respect to the assets, earnings and business of BANC ONE and its subsidiaries as 1ST*BANK may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

19. CONDITIONS TO OBLIGATIONS OF BANC ONE, BANC ONE TEXAS AND BOTNA. The obligations of BANC ONE, BANC ONE TEXAS and BOTNA under this Merger Agreement are subject, unless waived by BANC ONE, to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) There shall not have been any change in the financial condition, aggregate net assets, shareholders' equity, business or operating results of 1ST*BANK from March 31, 1994 to the Effective Time that has had a 1ST*BANK Material Adverse Effect.

    (b) 1ST*BANK shall not have paid cash dividends from March 31, 1994 to the Effective Time.

    (c) All representations by 1ST*BANK contained in this Merger Agreement shall be true in all material respects at, or as of, the Effective Time as though such representations were made at and as of said date, except for (i) changes contemplated by the Merger Agreement and (ii) representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time (provided, however, that the representation of 1ST*BANK contained in Section 16(d) shall be true in all material respects as applied to the latest Balance Sheet of 1ST*BANK prior to the Effective Time and to the last Call Report of 1ST*BANK filed with the FDIC prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "March 31, 1994" in such Section were a reference to the last day of the most recent calendar quarter prior to the Effective Time.

    (d) BANC ONE shall have received the opinion of legal counsel for 1ST*BANK, dated as of the Effective Time, substantially to the effect set forth in EXHIBIT D hereto, together with a certificate of "existence" from the Texas Commissioner dated as of a date not more than 20 days prior to the Effective Time.

    (e) 1ST*BANK shall have performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (f) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the next preceding calendar quarter) cumulative earnings reported by 1ST*BANK since March 31, 1994 shall be greater than or equal to the amount calculated by multiplying
         (x) $306,000 by (y) the number of full calendar quarters which have passed since March 31, 1994 and for which earnings have been reported as of such date, times (z) 0.9. As used in this Section "reported" means reported on 1ST*BANK's Call Reports and Balance Sheets prepared in accordance with regulatory accounting principles applied on a consistent basis, subject to any subsequent adjustments required to be reported whether or not such adjustments have, as yet, been reported, with the following adjustments, if any, net of related tax savings and costs, which adjustments were reflected in net income for the relevant period(s), added back into or deducted from net income for the applicable period: (i) outside legal and accounting fees, or other costs associated with the Merger; (ii) gains or losses on sales of assets; (iii) any increase in loan loss reserve and/or other real estate reserves effected by 1ST*BANK prior to the Effective Time which 1ST*BANK would not have made or which 1ST*BANK would not have otherwise been required to make, except for provisions of this Merger Agreement or made at the request of BANC ONE; (iv) any loss on a sale of investments by 1ST*BANK prior to the Effective Time which sale was effected solely to fulfill a requirement of this Merger Agreement or made at the specific request of BANC ONE; and (v) any other expenses upon which BANC ONE and 1ST*BANK shall mutually agree.

    (g) The total number of shares of 1ST*BANK Common issued and outstanding, including shares of 1ST*BANK Common upon the conversion of the 1ST*BANK Debentures, shall not be more than 1,470,833. There shall be no options, warrants, debentures (including the 1ST*BANK Debentures) or commitments of any kind related to the capital stock of 1ST*BANK.

    (h) The aggregate of (i) the fractional share interests of BANC ONE Common to be paid in cash pursuant to Section 7(c), and (ii) the shares of BANC ONE Common to which holders of 1ST*BANK Common would have been entitled as of the Effective Time but who, as of the Effective Time, have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of applicable law, shall not be more than 10% of the maximum aggregate number of shares of BANC ONE Common which could be issued as a result of the Merger.

    (i) The holders of all credit agreements on which 1ST*BANK is the maker, issuer or guarantor and which contain provisions which make the acquisition of 1ST*BANK by or merger of 1ST*BANK into another entity a condition of default or acceleration, which default or acceleration would have a 1ST*BANK Material Adverse Effect, shall have provided BANC ONE with a written waiver of all such provisions.

    (j) Coopers & Lybrand shall have issued its written opinion, dated as of the Effective Time, satisfactory, in good faith, to BANC ONE, advising that the transaction herein contemplated may be properly accounted for as a pooling-of-interests.

    (k) 1ST*BANK's general ledger shall reflect an allowance for loan and lease losses equal to an amount as hereafter requested by BOTNA. Any additional provision to the 1ST*BANK's allowance for loan and lease loss reserve required to comply with this Section shall not exceed $1.3 million.

    (l) 1ST*BANK will have entered into binding agreements which, in the reasonable judgment of counsel for BOTNA, shall have terminated each of the following agreements on terms reasonably acceptable to BOTNA:

         (i) the Correspondent Bank Agreement; (ii) the Credit Card Processing Agreement; (iii) the D.P. Service Agreement; (iv) the ATM Agreement; and (v) the Interchange Agreement.

    (m) Counsel for BOTNA shall have determined that all 1ST*BANK Debentures have been converted into not more than 166,666 shares of 1ST*BANK Common and that no rights or obligations exist with respect to any 1ST*BANK Debenture.

    (n) Counsel for BOTNA shall have reasonably confirmed that an agreement between Landlord and 1ST*BANK is effective and enforceable with respect to each of the matters set forth in Section 17(l) of this Merger Agreement.

    (o) 1ST*BANK shall have furnished BANC ONE a certificate, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of 1ST*BANK and dated as of the Effective Time, certifying as to the form of and adoption of resolutions of the Board and shareholders of 1ST*BANK approving the Merger Agreement and to the effect that the conditions described in Paragraphs (a), (b), (c),
         (e), (f), (g), (h), and (i) of this Section 19 have been fully satisfied.

20. CONDITIONS TO OBLIGATIONS OF 1ST*BANK. The obligations of 1ST*BANK to effect the Merger are subject, unless waived by 1ST*BANK, to the satisfaction on or prior to the Effective Time of the following conditions:

    (a) There shall not have been any change in the consolidated financial condition, aggregate net assets, shareholders' equity, business, or operating results of BANC ONE and its subsidiaries, taken as a whole, from March 31, 1994 to the Effective Time that has had a BANC ONE Material Adverse Effect.

    (b) All representations by BANC ONE, BANC ONE TEXAS and BOTNA contained in this Merger Agreement shall be true in all material respects at, or as of, the Effective Time as though such representations were made at and as of said date, except for (i) changes contemplated by this

         Merger Agreement and (ii) representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time (provided, however, that the representation of BANC ONE contained in Section 13(d) shall be true in all material respects as applied to the Balance Sheet of BANC ONE included in the most recently available quarterly report to BANC ONE's shareholders and/or BANC ONE's report to the SEC on Form 10-Q or Form 10-K as of the close of the most recent calendar quarter prior to the Effective Time and the reserve for possible loan and lease losses included therein, as though each reference to "March 31, 1994" in such section were a reference to the last day of the most recent calendar quarter prior to the Effective Time.

    (c) 1ST*BANK shall have received the opinion of counsel for BANC ONE, BANC ONE TEXAS and BOTNA, (i) on and dated the date on which the registration statement described in Section 10(d) of this Merger Agreement shall have become effective as described in Section 21(b) of this Merger Agreement substantially to the effect of paragraphs numbered 6, 7 and 8 of EXHIBIT E hereto and (ii) on and dated as of the Effective Time substantially to the effect set forth in EXHIBIT E hereto, together with a copy of the Articles of Incorporation of BANC ONE certified by the Secretary of State of the State of Ohio, a Certificate of Good Standing of BANC ONE dated as of a date not more than 20 days prior to the day of the Effective Time from the Secretary of State of the State of Ohio and a Certificate of Good Standing of BOTNA dated as of a date not more the 20 days prior to the day of the Effective Time from the Comptroller.

    (d) BANC ONE, BANC ONE TEXAS and BOTNA shall have each performed, in all material respects, all agreements and conditions required by this Merger Agreement to be performed and satisfied by it at or prior to the Effective Time.

    (e) As of the close of the most recent calendar quarter (or if the Effective Time shall occur within 20 days following the close of a calendar quarter, then as of the close of the next preceding calendar quarter) cumulative earnings per share reported by BANC ONE since

         March 31, 1994 shall be greater than or equal to the amount calculated by multiplying (x) $0.81 by (y) the number of full calendar quarters which have passed since March 31, 1994 and for which earnings per share have been reported as of such date, times
         (z) 0.9. As used in this Section, "reported" means reported on BANC ONE's financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with BANC ONE's financial statements for the years ended December 31, 1993 and 1992, as included in BANC ONE's reports to the SEC on Forms 10-K or BANC ONE's annual reports to shareholders subject to any subsequent adjustments required to be reported to the SEC whether or not such adjustments have, as yet, been reported.

    (f) The shares of BANC ONE Common to be issued to the holders of 1ST*BANK Common shall be listed on the NYSE.

    (g) BANC ONE shall have furnished 1ST*BANK a certificate, signed by the Chairman or President or an Executive Vice President and by the Secretary or Assistant Secretary of BANC ONE and dated as of the Effective Time certifying as to the form of and adoption of the resolution of the Board of BANC ONE approving the Merger Agreement, and to the effect that the conditions described in Paragraphs (a),
         (b), (d), (e) and (f) of this Section 20 have been fully satisfied as to it.

    (h) BOTNA shall have furnished 1ST*BANK a certificate, signed by the Chairman or President and the Secretary or Assistant Secretary of BOTNA and dated as of the Effective Time, to the effect that the conditions described in Sections 20(b) and 20(d) have been fully satisfied as to BOTNA.

21. CONDITIONS TO OBLIGATIONS OF ALL PARTIES. In addition to the provisions of Sections 19 and 20 hereof, the obligations of 1ST*BANK, BANC ONE, BANC ONE TEXAS and BOTNA to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

    (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the Effective Time. BANC ONE shall notify 1ST*BANK promptly upon receipt of all necessary governmental approvals. At the Effective Time, (i) no party hereto shall be subject to any order, decree or injunction of a court or governmental agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

    (b) The registration statement required to be filed by BANC ONE pursuant to Section 10(d) of this Merger Agreement shall have become effective by an order of the SEC and the shares of BANC ONE Common to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the registration statement, and no proceeding by the SEC shall have been commenced, pending or overtly threatened for such purpose.

    (c) This Merger Agreement and the Merger shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of 1ST*BANK and BOTNA.

    (d) Coopers & Lybrand shall have issued its written opinion, dated as of the day of the Effective Time, satisfactory to 1ST*BANK and BANC ONE, respectively, substantially to the effect set forth in clauses (a) through (f) of Section 12 of this Merger Agreement and there shall exist as of, at or immediately prior to the Effective Time, no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

22. INDEMNIFICATION.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether formal or informal and whether civil, administrative or criminal, including, without limitation, any such claim, action, suit, proceeding or investigation pursuant to which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of 1ST*BANK (the "Indemnified Parties") is, or is threatened to be, made a party or a witness, based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Merger Agreement or any of the transactions contemplated hereby (a "Merger Related Event"), whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond to such claim, action, suit, proceedings or investigation. It is understood and agreed that, provided that, with regard to any Merger Related Event, and conditioned upon the Merger becoming effective, BANC ONE shall indemnify, defend and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments and fines, and amounts paid in settlement, in connection with any such threatened or actual claim, action, suit, proceedings or investigation; provided, however, that BANC ONE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). In the event of any such threatened or actual claim, action, suit, proceedings or investigation (whether asserted or arising before or after the Effective Time), (i) BANC ONE shall pay expenses (including attorney's fees and expenses) in advance of the final disposition of any claim, suit, proceedings or investigation to each Indemnified Party to the fullest extent permitted by applicable law, and
         (ii) BANC ONE shall use its reasonable best efforts to vigorously defend any such matter; provided, however, that BANC ONE's obligations as herein set forth shall not apply to any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement by any Indemnified Party involving the fraud, bad faith and/or reckless disregard of such Indemnified Party or related to any threatened or actual claim, action, suit, proceedings or investigation brought by BANC ONE against any Indemnified Party. THE PARTIES HERETO AGREE THAT THE INDEMNIFICATION PROVISIONS CONTAINED IN THIS SECTION 22(a) ARE INTENDED TO, AND SHALL HAVE THE EFFECT OF, INDEMNIFYING AN INDEMNIFIED PARTY AGAINST THE RESULTS OF ITS OWN NEGLIGENCE OTHER THAN GROSS NEGLIGENCE. Any Indemnified Party wishing to claim indemnification and defense under this Section 22(a) shall, upon the earlier to occur of (A) receiving actual notice of any such claim, action, suit, proceeding or investigation, (B) otherwise learning of such claim, action, suit, proceeding or investigation or (C) receiving other information which would give a reasonably prudent person reason to believe that such a claim, action, suit, proceeding or investigation had or might be brought, notify BANC ONE thereof as soon as reasonably practicable thereafter. BANC ONE's obligations pursuant to this
         Section 22(a) are conditioned upon BANC ONE being given prompt written notice of any such claim, action, suit, proceeding or investigation by the Indemnified Party (unless BANC ONE otherwise has notice or knowledge of such claim, action, suit, proceeding or investigation in such manner and at such times so as to provide BANC ONE with a reasonable opportunity to pursue the defense or compromise thereof), together with the right to control and direct the investigation, defense and/or settlement of each such matter, and further provided that the Indemnified Party shall reasonably cooperate with BANC ONE in connection therewith.

    (b) BANC ONE shall insure that all rights to indemnification and defense and all limitations of liability existing in favor of the Indemnified Parties as provided in 1ST*BANK's Articles of Association and By-laws as in effect as of March 31, 1994, or as otherwise provided for or allowed under applicable law as in effect as of the date hereof or as amended at a time prior to the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of four (4) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

    (c) From and after the Effective Time, persons who, immediately prior to the Effective Time, served as the directors, officers and employees of 1ST*BANK, who, following the Effective Time, continue as directors, officers and/or employees of BOTNA, or one of its subsidiaries, shall have indemnification and defense rights having prospective application only, except, however, for the indemnification and defense rights set forth in paragraphs (a) and
         (b) of this Section 22. These prospective indemnification and defense rights shall consist of (i) such rights to which directors, officers and employees are entitled under the provisions of the Articles of Association, By-laws or similar governing documents of BOTNA and its subsidiaries, as applicable, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Time and (ii) those indemnification and defense rights set forth in agreements, if any, between BANC ONE and the directors and executive officers of BOTNA and its subsidiaries. Such agreements, if any, which shall be executed as soon as practicable following the Effective Time, shall provide certain indemnification and defense rights that are comparable to those provided to directors, officers and employees of BANC ONE and its subsidiaries generally, but which rights may be greater or lesser than the indemnification and defense rights available in clause (i) above.

    (d) The obligations of BANC ONE provided under paragraphs (a) and (b) of this Section 22 are intended to be the joint and several obligations of BANC ONE and BOTNA and to benefit, and be enforceable against BANC ONE and BOTNA directly by, the Indemnified Parties, and shall be binding on all respective successors and permitted assigns of BANC ONE and BOTNA.

    (e) In the event BANC ONE or Receiving Association or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation, receiving association or entity of such consolidation or merger, or
         (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of BANC ONE or the Receiving Association, as the case may be, assume the obligations set forth in this Section 22.

23. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of 1ST*BANK, BOTNA, BANC ONE TEXAS and BANC ONE shall not survive the Effective Time.

24. GOVERNING LAW. This Merger Agreement and the transactions contemplated hereby shall be construed, interpreted, enforced and governed by and according to the national banking laws and the laws of the State of Texas.

25. ASSIGNMENT. This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties.

26. SATISFACTION OF CONDITIONS; TERMINATION.

    (a) BANC ONE, BANC ONE TEXAS and BOTNA agree to use their reasonable best efforts to obtain satisfaction of the conditions of this Agreement insofar as they relate to and BANC ONE, BANC ONE TEXAS, and BOTNA, and 1ST*BANK agrees to use its reasonable best efforts to obtain the satisfaction of the conditions of this Agreement insofar as they relate to 1ST*BANK, in each case as soon as reasonably possible.

    (b) This Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of BOTNA or by 1ST*BANKS's shareholders, upon the occurrence of any of the following by written notice from BANC ONE to 1ST*BANK (authorized by the Board of Directors of BANC
         ONE), or by written notice from 1ST*BANK to BANC ONE (authorized by the Board of Directors of 1ST*BANK), as the case may be:

         (i) If any material condition to the obligations of BANC ONE, BANC ONE TEXAS and/or BOTNA set forth in Section 19 or 21 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by BANC ONE or if any material condition to the obligations of 1ST*BANK set forth in
               Section 20 or 21 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by 1ST*BANK, each party's right to terminate under this
               Section 26 (b)(i) shall relate only to conditions to that party's obligations;

         (ii) In the event of a material breach by the other of any representation, warranty, condition or agreement contained in this Merger Agreement that is not cured within 30 days of the time that written notice of such breach is received by such other party from the party giving notice; or

         (iii) If the Merger shall not have been consummated on or before February 27, 1995.

    (c) This Merger Agreement may be terminated and abandoned (whether before or after approval of the Merger by the shareholders of BOTNA or 1ST*BANK's shareholders) by mutual written consent of BANC ONE and 1ST*BANK, authorized by their respective Boards of Directors.

    (d) In the event of termination of this Merger Agreement caused otherwise than by a willful breach of this Merger Agreement by any of the parties hereto, this Merger Agreement shall cease and terminate, the acquisition of 1ST*BANK as provided herein shall not be consummated, and none of BANC ONE, BANC ONE TEXAS, BOTNA nor 1ST*BANK shall have any liability to any other party under this Merger Agreement of any nature whatever, except for BANC ONE's obligations related to the printing of the proxy solicitation materials, including any liability for damages, provided, however, that the duties of the parties with respect to confidential information as set forth in
         Section 10(f) shall survive any such termination. If the Merger is not consummated as the result of termination of this Merger Agreement caused otherwise than by willful breach of a party hereto, BANC ONE, BANC ONE TEXAS, BOTNA and 1ST*BANK each shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Merger Agreement, the respective shareholders' meetings and actions of the parties and all other acts incidental to, contemplated by or in pursuance of the transactions contemplated by this Merger Agreement, including fees and expenses of their respective counsel, accountants and other experts and advisors.

    (e) If termination of this Merger Agreement shall be judicially determined to have been caused by willful breach of this Merger Agreement, then, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have willfully breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related documentation and their shareholders' meetings and consents.

27. WAIVERS; AMENDMENTS. Any of the provisions of this Merger Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, provided, however, such waiver, if material to 1ST*BANK or its shareholders, may be made by 1ST*BANK only following due authorization by the Board of Directors of 1ST*BANK. This Merger Agreement may be amended in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Merger Agreement and which makes reference to this Merger Agreement; provided, however, such amendment or modification may be made only following due authorization by the respective Boards of Directors of

    1ST*BANK, BANC ONE, BANC ONE TEXAS and BOTNA; provided, further, however, that after a favorable vote by the shareholders of a party any such action shall be taken by that party only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders.

28. ENTIRE AGREEMENT. Subject to the exceptions noted in the next following sentence, this Merger Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by 1ST*BANK, BOTNA, BANC ONE TEXAS and/or BANC ONE or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of 1ST*BANK by BANC ONE, BANC ONE TEXAS or BOTNA. Except for the BANC ONE Disclosure Letter and any attachments thereto, the 1ST*BANK Disclosure Letter and any attachments thereto, the Benefits Agreement addressing benefit plans and policies and the Confidentiality Agreement, this Merger Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

29. CAPTIONS; COUNTERPARTS. The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

30. NOTICES. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

(a) If to BANC ONE, to:

              BANC ONE CORPORATION
              Attention of:  Chief Executive Officer
              100 East Broad Street
              Columbus, Ohio  43271

    With a copy to:

              BANC ONE CORPORATION
              Attention of:  Roman J. Gerber
                             General Counsel
              100 East Broad Street
              Columbus, Ohio  43271

(b) If to 1ST*BANK, to:

              1ST*BANK
              Attention of:  William J. Hendrix
                             Chairman of the Board
              1000 S. Belt Line Road
              Coppell, Texas  75019

        With a copy to:

              Gardere & Wynne, L.L.P.
              1601 Elm Street, Suite 3000
              Dallas, Texas  75201
              Attention of:  Dan L. Nicewander

(c) If to BOTNA, to:

              Bank One, Texas, National Association
              Attention of:  Harvey R. Mitchell, Chairman
              1717 Main Street
              Dallas, Texas  76202

        With a copy to:

              Bank One, Texas, N.A.
              Attention of:  Chris Klimko
              1600 Pacific, Sixth Floor
              Dallas, Texas  75201

(d) If to BANC ONE TEXAS, to:

              Banc One Texas Corporation
              Attention of:  Roman J. Gerber, Secretary
              100 East Broad Street
              Columbus, Ohio  43271

IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.

ATTEST:                                    BANC ONE CORPORATION


/s/ Charles F. Andrews                     By:  /s/ Roman J. Gerber
- ---------------------------                     -------------------------


ATTEST:                                    1st*Bank


/s/ Sam MacGregor                          By:  /s/ William J. Hendrix
- ---------------------------                     -------------------------
                                                William J. Hendrix
                                                Chairman of the Board



                                           Bank One, Texas,
ATTEST:                                    National Association


/s/ Christopher T. Klimko                  By:  /s/ Ronald G. Steinhart
- ---------------------------                     -------------------------



ATTEST:                                    Banc One Texas Corporation


/s/ Lee S. Adams                           By:  /s/ Roman J. Gerber
- ---------------------------                     -------------------------





REG9928

EXHIBIT A
- ---------
                                    ARTICLES


                                (to be provided)

                                                             EXHIBIT B
                                                             ---------


                      (FORM OF UNDERTAKING BY AFFILIATES)





                            UNDERTAKING OF AFFILIATE
                            ------------------------

                             ______________ , 1994




In consideration and anticipation of the receipt by the undersigned of Common Stock of BANC ONE CORPORATION ("BANC ONE") upon consummation of a proposed merger (the "Merger") of 1st*Bank and Bank One, Texas, National Association, a subsidiary of BANC ONE, pursuant to the terms of a certain Merger Agreement dated __________________ , 1994, (the "Merger Agreement"), and in view of the fact that the undersigned has, pursuant to the Merger Agreement, been identified as a possible "affiliate" of 1ST*BANK within the meaning of Rules 144 and 145 ("Rule 144" and "Rule 145", respectively), as amended, of the General Rules and Regulations under the Securities Act of 1933, as amended (the "1933 Act"), the undersigned (the "Affiliate") represents and undertakes as follows:

The Affiliate shall not offer, sell or otherwise dispose of or transfer any of the shares of the Common Stock of BANC ONE to be received by him upon consummation of the Merger (the "Shares"), except the Affiliate may offer, sell or transfer the Shares (1) in a manner and to the extent permitted by the applicable provisions of Rule 144 or 145, (2) pursuant to an effective registration statement relating to the Shares under the 1933 Act, or (3) in a transaction which, in the opinion of counsel for the Affiliate or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to BANC ONE, is exempt from the registration requirements of the 1933 Act.

BANC ONE's transfer agents may be given appropriate instructions prohibiting transfer of the Shares unless these provisions are complied with and the certificate(s) for the Shares may bear a restrictive legend in substantially the following form:

    "The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "1933 Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) a registration statement then in effect under the 1933 Act, (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of said Rule 145 reasonably satisfactory to it or (iii) a transaction which, in the opinion of counsel for the Affiliate or as described in a 'no action' or interpretive letter from the staff of the Securities and Exchange Commission, in each case reasonably satisfactory in form and substance to the issuer, is exempt from the registration requirements of the 1933 Act. The restrictions of this paragraph shall become null and void and this paragraph shall have no effect on and after ___________________________ ."


The undersigned undertakes to take such action as shall be necessary to cause the Shares to be received by the undersigned to be registered in a manner that will allow for the placement of a restrictive legend on the certificate(s) representing such Shares.

The undersigned further undertakes that, if it is necessary in order to preserve pooling-of-interests accounting treatment, none of the Shares to be received by the undersigned, directly or indirectly, will be sold or otherwise disposed of during a period of time beginning with the effective date of the Merger and ending with a date upon which financial results of at least 30 days of post-merger combined operations have been first published by BANC ONE in accordance with SEC Accounting Series Release No. 130 as amended by Release No. 135, provided that BANC ONE hereby agrees that such financial results will be published not later than five months from the Merger.


IN WITNESS WHEREOF, the Affiliate has made this undertaking as of the day and year first above written.


                                         -------------------------------


REG9929/5

                                                                 EXHIBIT C
                                                                 ---------
                                ESCROW AGREEMENT
                                ----------------

THIS ESCROW AGREEMENT dated ________________ , 199__ is by and among
1st*Bank (the "1ST*BANK"), Bank One, Texas, National Association ("BOTNA") and Bank One, Indianapolis, N.A. (the "Escrow Agent").

                                    RECITALS
                                    --------

1ST*BANK and BOTNA, together with BANC ONE CORPORATION and Banc One Texas Corporation, have entered into a Merger Agreement dated __________________ , 1994 wherein Banc One Texas Corporation will acquire all the assets and liabilities of 1ST*BANK in exchange for BANC ONE CORPORATION Common Stock. Pursuant thereto, Banc One Texas Corporation has directed that assets and liabilities of 1ST*BANK be transferred to BOTNA by means of the statutory merger of 1ST*BANK with and into BOTNA pursuant to 12 USC Section 215a.

                                   AGREEMENT
                                   ---------

In consideration of the foregoing, the covenants of the parties herein set forth, and to ensure that funds ultimately required to be paid to dissenting shareholders pursuant to 12 USC Section 215a, if any, shall be paid from funds and assets attributable to 1ST*BANK, the parties agree as follows:

1. ESCROW AGENT. 1ST*BANK and BOTNA appoint Bank One, Indianapolis, N.A. as the Escrow Agent for the purposes and under the terms and conditions herein set forth and the Escrow Agent hereby accepts such appointment and designation without charge or monetary consideration therefor under the terms and conditions set forth.

2. ESCROW FUND. Pursuant to Section 11 of the Merger Agreement, simultaneous with execution of this Escrow Agreement by 1ST*BANK, 1ST*BANK is delivering to the Escrow Agent the sum of $__________________ , in cash. For purposes of this Escrow Agreement, at all times following such delivery of such sum pursuant to the terms of this Escrow Agreement, such sum and any interest accrued thereon less any payments made from such sum shall be referred to as the "Escrow Fund." Any cash held in the Escrow Fund shall be invested by the Escrow Agent in an account bearing money market rates of interest.

3. TERM OF ESCROW. The Escrow Fund shall serve as a source of any cash payments required to be made to dissenting former shareholders of 1ST*BANK pursuant to 12 USC Section 215a. The Escrow Agent shall hold the Escrow Fund from and after delivery thereof and make distributions therefrom in accordance with, and only in accordance with, this Agreement.

4. PAYMENT FROM ESCROW. In the event that payments are ordered by a court of competent jurisdiction, the Comptroller of the Currency, or by agreement between BOTNA and a dissenting shareholder following the effective time of the merger, written certification of the identity of the dissenting shareholder(s) to be paid and the amount to be paid such dissenting shareholder(s) from the Escrow Fund shall be directed to the Escrow Agent by BOTNA. Immediately upon receipt of such direction from BOTNA and receipt of the certificates for the shares of 1ST*BANK Common Stock held by such dissenting shareholder(s) or such other evidence required by BANC ONE CORPORATION pursuant to Section 7(d) of the Merger Agreement, the Escrow Agent shall pay the amount directed by BOTNA to said dissenting shareholder(s).

    At such time as no persons being former shareholders of 1ST*BANK remain who have the potential to effect payment of the value of their shares of 1ST*BANK in cash pursuant to 12 USC Section 215a, BOTNA shall so advise the Escrow Agent. At such time, the Escrow Agent will forward any and all unpaid portions of the Escrow Fund to BOTNA.

    In the event that the merger has not become effective by _____________ , 1995 or if BOTNA and 1ST*BANK shall advise the Escrow Agent in writing that the merger as contemplated by the Merger Agreement shall not have become effective, the Escrow Agent shall return all of the Escrow Fund to 1ST*BANK.

5. LIABILITY OF ESCROW AGENT. The Escrow Agent's sole liability under this Agreement shall be to hold the Escrow Fund, to make payments and other distributions in accordance with the terms of this Agreement, to distribute information and otherwise to discharge its obligations as provided herein. The Escrow Agent shall not be liable for any act performed in good faith or in reliance on any document, instrument or statement believed by it to be genuine. The Escrow Agent may act upon any notice, certificate, instrument, request, paper or other document believed by it to be genuine or to have been made, sent or signed, prescribed or presented by the proper person or persons and shall not be obligated to institute or defend any action, suit or legal proceeding in connection herewith, or to take any other action likely to result in expenses to it, unless the party or parties who desire that it undertake such action first indemnify it to its satisfaction.

6. TERMINATION. The obligations of the Escrow Agent pursuant to this Agreement will terminate upon the complete distribution of the Escrow Fund by the Escrow Agreement pursuant to Section 4 of this Agreement.

7. NOTICES. All notices, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been delivered upon personal delivery of such mailing, if mailed first class, postage prepaid, registered or certified mail, return receipt requested, as follows:

         If to BOTNA, to:

              Bank One, Texas, National Association
              Attention:  Harvey R. Mitchell, Chairman
              1717 Main Street
              Dallas, Texas  76202


         If to Escrow Agent, to:

              Bank One, Indianapolis, National Association
              Attention:  James M. Dimitroff, Vice President
              101 Monument Circle
              Indianapolis, Indiana  46277

         If to 1ST*BANK, to:

              1st*Bank
              Attention: William J. Hendrix
                         Chairman of the Board
              1000 S. Belt Line Road
              Coppell, Texas  75019


8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the respective heirs, executors, administrators, legal representatives, successors and assigns and of the parties hereto.

9. CONTROLLING LAW. This Agreement shall be construed under and the respective rights and obligations of the parties shall be determined with reference to and governed by the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                           Bank One, Texas,
                                           National Association


                                           By:
                                               ------------------------
                                               Harvey R. Mitchell
                                               Chairman



                                           1st*Bank


                                           By:
                                               ------------------------
                                               William J. Hendrix
                                               Chairman of the Board



                                           Bank One, Indianapolis,
                                           National Association


                                           By:
                                               ------------------------
                                               James M. Dimitroff
                                               Vice President


REG9929/9

(OPINION OF COUNSEL FOR 1ST*BANK)                               EXHIBIT D
                                                                ---------

__________________ , 1994





BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio  43271


Gentlemen:

We have acted as counsel to 1st*Bank ("1ST*BANK"), a banking association organized under the laws of the State of Texas, in connection with the merger (the "Merger") of 1ST*BANK with and into Bank One, Texas, National Association ("BOTNA"), a national banking association and an indirect wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), pursuant to which each of the issued and outstanding 1ST*BANK Conversion Shares will be converted into shares of BANC ONE Common. The Merger is to be consummated pursuant to the terms of a Merger Agreement dated July ___ , 1994 ("Merger Agreement"), between BOTNA and 1ST*BANK and joined in by BANC ONE and Banc One Texas Corporation ("BANC ONE TEXAS"). This Opinion Letter is furnished to you at the request of 1ST*BANK to satisfy the condition set forth in Section 19(d) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or in the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the Laws of the State of Texas and the Federal Law of the United States.

Based upon and subject to the foregoing, as well as the qualifications expressed below, we are of the opinion that:

1.  The Merger Agreement is enforceable against 1ST*BANK.

2. Except as set forth in the 1ST*BANK Disclosure Letter or in the officers' certificate delivered by 1ST*BANK pursuant to Section 19(p) of the Merger Agreement, the execution and delivery by 1ST*BANK of, and the performance by 1ST*BANK of its agreements in, the Merger Agreement do not (a) violate

BANC ONE CORPORATION
_____________ , 1994
Page 2


    the Constituent Documents of 1ST*BANK; (b) violate applicable provisions of statutory law or regulation; (c) breach or otherwise violate any existing obligation of 1ST*BANK under any Court Orders identified in the Officer's Certificate of an officer of 1ST*BANK that is attached as EXHIBIT A hereto; or (d) breach, or result in a default under, any material obligation of 1ST*BANK under any material written Other Agreement identified in the Officer's Certificate attached as EXHIBIT A hereto.

3. We have no Actual Knowledge of any litigation or other proceeding or any governmental investigation pending or threatened against or related to 1ST*BANK or involving any of its properties or assets, or any of the transactions contemplated by the Merger Agreement, that is (a) required to be disclosed pursuant to Section 16(e) of the Merger Agreement, except as set forth in the 1ST*BANK Litigation Schedule provided to BANC ONE as an attachment to the 1ST*BANK Disclosure Letter or (b) seeks to affect the enforceability of the Merger Agreement.


The General Qualifications, as well as other Common Texas Qualifications contained in the State Bar of Texas Business Law Section Report of the Legal Opinions Committee Regarding Legal Opinions in Business Transactions (1992) (a copy of which is attached as EXHIBIT B hereto and is incorporated herein), apply to each of the opinions set forth above.

No Actual Knowledge shall be imputed to this Firm by virtue of the fact that
M. Douglas Adkins, a partner of this Firm, is an advisory director of 1ST*BANK.

For the purpose of Paragraph 3, Section 17 of the Accord is modified (in accordance with Section 21 of the Accord) to delete any review of a litigation docket. We have instead polled the Primary Lawyer Group with respect to the requested information.

This Opinion Letter is solely for the benefit of BANC ONE, BANC ONE TEXAS and BOTNA in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other purpose, or quoted or filed with any regulatory agency, without (in each instance) our prior written approval.


Very truly yours,

Gardere & Wynne, L.L.P.


By:
    ----------------------------
    Partner





REG9929/11

                                   Exhibit A

                             OFFICER'S CERTIFICATE



As the duly elected, qualified and acting __________________________ of 1ST*BANK, a Texas banking association (the "Bank"), to enable Gardere & Wynne, L.L.P., as the Bank's counsel, to render opinions in connection with the Merger Agreement between the Bank and Bank One, Texas, National Association, a joined in by BANC ONE CORPORATION and Banc One Texas Corporation, dated as of July __ , 1994 (the "Merger Agreement"), the undersigned hereby certifies the following:

1. The following is a complete and correct list of all court and administrative orders, writs, judgments and decrees that name the Bank and are specifically directed to the Bank or its property or assets:

    ___________________________________________________________________
    ___________________________________________________________________
    ___________________________________________________________________
    ___________________________________________________________________


2. Attached as Schedule I hereto is a complete and correct list of all material written agreements to which the Bank is now a party or by which it or its properties or assets are now bound.


IN WITNESS WHEREOF, this Officer's certificate has been signed to be effective as of the ____ day of __________ , 1994.




                                       -------------------------------
REG9929/12

                                   Exhibit B
                       OTHER COMMON TEXAS QUALIFICATIONS
                       ---------------------------------

Other provisions which may be excepted from the Remedies Opinion by Texas lawyers and which are not found in the Other Common Qualifications under the ABA Accord, include the following (herein referred to as the "Other Common Texas Qualifications"):

(a) provisions restricting access to courts or to legal or equitable remedies or purporting to affect the jurisdiction or venue of courts;

(b) provisions purporting to establish evidentiary standards for suits or proceedings to enforce the Transaction Documents;

(c) provisions purporting to waive rights to notice, legal defenses, statutes of limitations, or other benefits that cannot be waived under applicable law;

(d) provisions granting powers of attorney or authority to execute documents or to act by power of attorney on behalf of the Client;

(e) self-help remedies provided for in the Transaction Documents (other than those remedies available pursuant to an exercise in accordance with the provisions of Section 51.002 of the Property Code or Chapter 9 of the Texas Business and Commerce Code);

(f) provisions providing that remedies are cumulative;

(g) provisions that decisions by a party are conclusive;

(h) provisions purporting to provide remedies inconsistent with the UCC, to the extent the UCC is applicable thereof;

(i) provisions purporting to grant to or limit rights of third parties; and

(j) provisions purporting to create a trust or constructive trust without compliance with applicable trust law.

REG9929/13

                      Schedule I to Officer's Certificate

                          Material Written Agreements

                                                              EXHIBIT E
(OPINION OF COUNSEL FOR BANC ONE CORPORATION,                 ---------
BANC ONE TEXAS CORPORATION and BANK ONE, TEXAS, N.A.)


___________________ , 199





1ST*BANK
1000 S. Belt Line Road
Coppell, Texas  75019

Attention:  Chairman


Gentlemen:

I am counsel for BANC ONE CORPORATION, an Ohio corporation and a registered bank holding company ("BANC ONE"), Banc One Texas Corporation ("BANC ONE TEXAS"), an Ohio corporation, a registered bank holding company and wholly owned subsidiary of BANC ONE, and Bank One, Texas, National Association ("BOTNA"), a national banking association and indirect subsidiary of BANC ONE, and have acted as counsel for BANC ONE, BANC ONE TEXAS and BOTNA in connection with the merger (the "Merger") of 1ST*BANK and BOTNA pursuant to which each of the issued and outstanding 1ST*BANK Conversion Shares will be converted into shares of BANC ONE Common. Such Merger is to be consummated pursuant to the terms of a Merger Agreement dated ______________ , 1994 ("Merger Agreement") between 1ST*BANK and BOTNA and joined in by BANC ONE and BANC ONE TEXAS. This Opinion Letter is furnished to you pursuant to Section 20(c) of the Merger Agreement.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Merger Agreement or in the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), respectively. In the event of any inconsistency between the definition of any such term in the Merger Agreement and the Accord, the definition set forth in the Accord shall govern. For purposes of this Opinion Letter, "Opinion Giver" is defined as the BANC ONE CORPORATION Legal Department.

This Opinion Letter is governed by, and is to be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

The law covered by the opinions expressed herein is limited solely to the Laws of the State of Ohio, except as it relates to the status of BOTNA under the national banking laws, and the Federal Law of the United States.

1ST*BANK
____________ , 1994
Page 2



Based upon and subject to the foregoing, I am of the opinion that:

1.  The Merger Agreement is enforceable against BANC ONE.

2.  The Merger Agreement is enforceable against BANC ONE TEXAS.

3.  The Merger Agreement is enforceable against BOTNA.

4. Except as set forth in the BANC ONE Disclosure Letter, the execution and delivery by BANC ONE, BANC ONE TEXAS and BOTNA of, and the performance by BANC ONE, BANC ONE TEXAS and BOTNA of their agreements in, the Merger Agreement do not (a) violate the respective Constituent Documents of BANC ONE, BANC ONE TEXAS and BOTNA; (b) violate applicable provisions of statutory law or regulation; (c) breach or otherwise violate any existing obligation of BANC ONE, BANC ONE TEXAS or BOTNA under any Court Orders of which the Opinion Giver has Actual Knowledge; or (d) breach, or result in a default under, any material obligation of BANC ONE, BANC ONE TEXAS, or BOTNA under a material Other Agreement of which the Opinion Giver has Actual Knowledge.

5.  The Opinion Giver hereby confirms to you, pursuant to the requirements of
    Section 13(e) of the Merger Agreement, that there are no actions or proceedings against BANC ONE or any of its subsidiaries, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Merger Agreement or (ii) come within the objective standard established in the Merger Agreement for disclosure, except as set forth in the BANC ONE Disclosure Letter.

6. I have participated in the preparation of the Registration Statement on Form S-4 or other appropriate registration statement form
    (No. __________ ) of BANC ONE ("Registration Statement"), and in rendering this opinion have limited my review of the facts concerning the Registration Statement to discussions with and inquiry of Directors, officers and employees of BANC ONE, and Coopers & Lybrand, the independent accountants who examined certain of the financial statements of BANC ONE included in the Registration Statement, and based thereon and subject to the General Qualifications, I am of the opinion that such Registration Statement, and the Prospectus included in the Registration Statement (except as to financial statements, other financial data and any information concerning 1ST*BANK included therein, as to which I express no opinion) at the time the Registration Statement became effective under the Securities Act of 1933 (the "1933 Act") complied as to form in all material respects with the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder.

1ST*BANK
____________ , 1994
Page 3



7. I confirm that the Registration Statement has become effective under the 1933 Act, and to the best of my Actual Knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act.

8. I have not checked the accuracy or completeness of, or otherwise verified, any statement of fact contained in the Registration Statement and Prospectus. Based on the participations, discussions and inquiries described above, however, I have no reason to believe that the Registration Statement (except as to financial statements, other financial data and any information concerning 1ST*BANK included therein, as to which no view is expressed) at the time it became effective and as of the date of this letter contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or that the Prospectus (except as to financial statements, other financial data and any information concerning 1ST*BANK included therein, as to which no view is expressed) at such times contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or that since the effective date of the Registration Statement, any event has occurred which should have been set forth in an amendment or supplement to the Registration Statement or the Prospectus which has not been set forth in such an amendment or supplement.


The General Qualifications apply to all of the opinions set forth above.

I am rendering this opinion solely for the benefit of 1ST*BANK in connection with the transactions described in the Merger Agreement. It may not be relied upon by any other person or for any other person.


Very truly yours,



- ----------------------------------
- ----------------------------------


REG9929/17